Registration No. 333-138723

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
on
FORM S-1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHARMOS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	2834	36-3207413
(State or other jurisdiction of	(Primary SIC Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

99 Wood Avenue South, Suite 311
Iselin, New Jersey  08830
(732) 452-9556
(Address, including zip code, and telephone number, including area code, of principal executive offices)
S. Colin Neill
99 Wood Avenue South, Suite 311
Iselin, New Jersey  08830
(732) 452-9556
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Adam D. Eilenberg, Esq.
Eilenberg & Krause LLP
11 East 44th Street
New York, New York  10017
Tel. (212) 986-9700
Fax (212) 986-2399

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 401(b) under the Securities Act of 1933, and in order to comply with Section 10(a)(3) of the Securities Act, the Registrant is filing this Post-Effective Amendment on Form S-1 because it is currently ineligible to file a registration statement on Form S-3.  Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Post-Effective Amendment on Form S-1 shall serve as a combined prospectus that also relates to, and this Post-Effective Amendment on Form S-1 shall act, upon effectiveness, as a post-effective amendment to, the Registrant’s previous Registration Statement on Form S-3, Registration No. 333-149604.

EXPLANATORY NOTE

The prospectus contained in this registration statement serves as a combined prospectus relating to two previously filed registration statements.  Alternate versions of certain pages of the prospectus relating to registration statement No. 333-138723 appear following page F-24, and serve as replacement pages to form the prospectus relating to registration statement No. 333-149604 as follows: page A-1 replaces the prospectus cover page; page A-2 replaces page 5; and pages A-3 and A-4 replace pages 13-16.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 3, 2010

PROSPECTUS

PHARMOS CORPORATION

Common Stock

We previously issued 6,500,000 shares of common stock upon the closing of our acquisition of Vela Pharmaceuticals Inc. in October 2006, and an additional 2,000,000 shares in November 2009 in connection with the achievement of a clinical development milestone under the terms of the Agreement and Plan of Merger relating to the Vela acquisition.  We may in the future issue up to an additional 9,250,000 shares of our common stock to the selling security holders identified herein upon the achievement of certain clinical development milestones with respect to one of our proprietary compounds under the terms of the Agreement and Plan of Merger relating to the Vela acquisition.

The selling security holders identified herein may, from time to time, use this prospectus to resell the shares of common stock acquired in connection with the closing of the Vela acquisition and/or achievement of the clinical development milestones.  We will not sell any securities under this prospectus and will not receive any of the proceeds from any securities sold under this prospectus.

Our common stock is traded on the Pink Sheets under the symbol “PARS.PK”.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6

RISK FACTORS	6

USE OF PROCEEDS	11

DESCRIPTION OF CAPITAL STOCK	11

SELLING SECURITY HOLDERS	13

PLAN OF DISTRIBUTION	17

BUSINESS	19

LEGAL MATTERS	59

EXPERTS	59

WHERE YOU CAN FIND MORE INFORMATION	59

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Pharmos,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Pharmos Corporation, a Nevada corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find More Information.”  The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus.  This summary does not contain all of the information that you should consider before investing in our securities.  You should read this prospectus carefully as it contains important information you should consider when making your investment decision.  See “Risk Factors” beginning on page 6.

About Pharmos

Pharmos Corporation (the Company or Pharmos) is a biopharmaceutical company that discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis (e.g., Irritable Bowel Syndrome), with a focus on pain/inflammation, and autoimmune disorders. The Company's most advanced product is Dextofisopam for the treatment of irritable bowel syndrome (IBS). IBS is a chronic and sometimes debilitating condition that affects roughly 10%-15% of U.S. adults and is two to three times more prevalent in women than in men. With an absence of safe and effective therapies, Dextofisopam’s novel non-serotonergic activity holds the potential for a unique and innovative treatment approach to IBS with diarrhea predominant and alternating patients.

On September 14, 2009, the Company announced the results of its Phase 2b Dextofisopam clinical trial to evaluate safety and efficacy of the compound in irritable bowel syndrome.  Although the primary efficacy variable (% of weeks responding for adequate overall relief of IBS symptoms) did not reach statistical significance, the percentage responding for the Dextofisopam 200 mg group was higher than that observed for the Phase 2a trial. However, the placebo response rate was also higher than expected compared to the Phase 2a placebo response.

The Company’s strategy is to seek a pharmaceutical partner with the appropriate GI clinical and scientific expertise for further development of Dextofisopam.  On October 21, 2009 the Company announced that it had engaged Cowen and Company as advisors to assist with accelerating a partnership arrangement for Dextofisopam.

The Company’s primary focus is on the development and partnering of Dextofisopam and to that end cash resources are being conserved and targeted for that program. On August 29, 2008 the Company announced that effective October 31, 2008 it would cease operations in Rehovot, Israel, and manage those activities out of the Company’s US headquarters in Iselin, New Jersey. The Company’s subsidiary in Israel, Pharmos Ltd. is being voluntarily liquidated.  The Company expects this to be completed by March 31, 2010.

Principal Executive Offices

Our principal executive offices are located at 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830.  Our telephone number is (732) 452-9556 and our website address is www.pharmoscorp.com.  The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

The Offering

Securities Offered	Up to 17,750,000 shares of our common stock offered by selling security holders

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling security holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words.  These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in, or incorporated by reference into, the Risk Factors section of this prospectus.  We cannot assure you that we have identified all the factors that create uncertainties.  Readers should not place undue reliance on forward-looking statements.  We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

We are very largely dependent upon the success of our lead drug candidate, Dextofiosopam, currently being developed for Irritable Bowel Syndrome, for diarrhea predominant patients.

We currently have one product candidate, Dextofisopam that has completed Phase 2b clinical trials. Our other drug candidate assets are in earlier stages of development and are not currently being developed. Our primary focus is on the development and partnering of Dextofisopam. We engaged Cowen and Company in late 2009 to help us accelerate and secure a partnership arrangement for Dextofisopam with a pharmaceutical company with greater scientific and financial resources than we have. If we fail to secure a partnership arrangement, or raise additional capital, our operations will need to be scaled back or discontinued.

We closed our operations in Israel in late 2008 and those earlier stage assets are available for licensing.

We are at an early stage of development.

We are at an early stage of development. Our sole product candidate, Dextofisopam, has completed a Phase 2b trial for the treatment of Irritable Bowel Syndrome (IBS).  While the trial did not meet the primary endpoint, the drug treatment group at 200 mg demonstrated activity and secondary response variables of adequate relief of abdominal pain and discomfort, and overall IBS symptoms ratings showed statistical significance and trends favoring the Dextofisopam group compared to placebo.  Although the primary efficacy variable did not reach statistical significance, the percentage responding for the Dextofisopam 200 mg group was higher than that observed in the successful Phase 2a trial.  However, the placebo was also higher than the Phase 2a trial.  We plan to seek a pharmaceutical partner with the appropriate GI clinical and scientific expertise for further development of Dextofisopam; however, there can be no assurance that we will be able to find such a partner.  We have no other products in development.

We will need to raise additional capital.

Our ability to operate as a going concern is dependent upon raising adequate financing or securing a partnership arrangement for Dextofisopam.   Except for 2001, the Company has experienced operating losses every year since inception in funding the research, development and clinical testing of our drug candidates. The Company had an accumulated deficit of $209.8 million as of December 31, 2009 and expects to continue to incur losses going forward. Such losses have resulted principally from costs incurred in research and development and from general and administrative expenses. Previously the Company had financed its operations with public and private offerings of securities, advances and other funding pursuant to an earlier marketing agreement with Bausch & Lomb, grants from the Office of the Chief Scientist of Israel, research contracts, the sale of a portion of its New Jersey net operating loss carryforwards (NOL’s), and interest income.  Although the Company received $3.9 million in December 2009 from the sale of their NOL’s and had approximately $4.6 million of cash and cash equivalents at December 31, 2009, the Company is largely dependent upon achieving a collaboration with a pharmaceutical partner or raising additional capital to either advance its lead compound, Dextofisopam, for the treatment of IBS or to advance other earlier stage intellectual property assets.   During the year, the Company engaged an investment advisor to assist with these strategies but has not been successful to date.  The Company has in the past pursued various funding and financing options; however management believes that future funding or financing options may be challenging because of the current environment.

Also, the Company does not currently have the finances and resources to complete full clinical trials for its lead compound, Dextofisopam. As a result it may decide to embark on smaller clinical trials for Dextofisopam or commence pre-clinical development on its other intellectual property assets which could further reduce the company’s current resources.

We have been delisted from Nasdaq.

On March 13, 2009, the Company was officially delisted from the Nasdaq Capital Market, and is currently trading on the OTCBB pink sheets. The Company was not in compliance with the minimum $2,500,000 stockholders’ requirement for continued listing and was unable to comply during the grace period extended by Nasdaq. As a result of trading on the OTCBB pink sheets, liquidity for our common stock may be significantly decreased which could reduce trading price and increase the transaction costs of trading shares of the company’s common stock.

The price of our Common Stock may experience volatility.

The trading price of our Common Stock could be subject to wide fluctuations in response to variations in our quarterly operating results, the failure of trial results, the failure to bring products to market, conditions in the industry, and the outlook for the industry as a whole or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for our securities.

We have certain obligations to indemnify our officers and directors.

 We have certain obligations to indemnify our officers and directors and to advance expenses to such officers and directors. Although we have purchased liability insurance for our directors and officers, if our insurance carriers should deny coverage, or if the indemnification costs exceed the insurance coverage, we may be forced to bear some or all of these indemnification costs directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. If the cost of our liability insurance increases significantly, or if this insurance becomes unavailable, we may not be able to maintain or increase our levels of insurance coverage for our directors and officers, which could make it difficult to attract or retain qualified directors and officers.

We have a history of operating losses and expect to sustain losses in the future.

We have experienced significant operating losses since our inception. As of December 31, 2009, we had an accumulated deficit of approximately $210 million. We expect to incur operating losses over the next several years as our research and development efforts and preclinical and clinical testing activities continue. Our ability to generate revenues and achieve profitability depends in part upon our ability, alone or with others, to successfully complete development of our proposed products, to obtain required regulatory approvals and to manufacture and market our products.

Our product candidates may not successfully complete clinical trials required for commercialization, and as a result our business may never achieve profitability.

To obtain regulatory approvals needed for the sale of our drug candidates, we must demonstrate through testing and clinical trials that each drug candidate is both safe and effective for the human population that it was intended to treat. In general, two successful Phase III clinical trials are required. The clinical trial process is complex and the regulatory environment varies widely from country to country. Positive results from testing and early clinical trials do not ensure positive results in the Phase III human clinical trials. Many companies in our industry have suffered significant setbacks in Phase III, potentially pivotal clinical trials, even after promising results in earlier trials. The results from our trials, if any, may show that our drug candidates produce undesirable side effects in humans or that our drug candidates are not safe or effective or not safe or effective enough to compete in the marketplace. Such results could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a drug candidate. Moreover, we, the FDA, or foreign regulatory authorities may suspend or terminate clinical trials at any time if we or they believe the trial participants face unacceptable health risks or that our drug candidates are not safe or effective enough. Clinical trials are lengthy and expensive. They require adequate supplies of drug substance and sufficient patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population,

•	the nature of the protocol (i.e., how the drug is given, and the size and frequency of the dose and use of placebo control),

•	the proximity of patients to clinical sites, and

•	the eligibility criteria for the clinical trial (i.e., age group, level of symptoms, concomitant diseases or medications etc.).

Delays in patient enrollment or negative trial outcomes can result in increased costs and longer development times. Even if we successfully complete clinical trials, we may not be able to file any required regulatory submissions in a timely manner and we may not receive regulatory approval for the particular drug candidate that was tested.

In addition, if the FDA or foreign regulatory authorities require additional clinical trials, we could face increased costs and significant development delays. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in delays or rejections.

Our clinical trials depend on third party investigators who are outside our control.

We depend upon the personnel of third party independent investigators to conduct our clinical trials. Such personnel are not our employees, and we cannot control the amount of time or resources that they devote to our programs. They may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If such third-party personnel fail to devote sufficient time and resources to our clinical trials, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. Such third-party investigators may also have relationships with other commercial entities that compete with us. If they assist our competitors at our expense, our competitive position would be harmed.

We face extensive governmental regulation and any failure to adequately comply could prevent or delay product approval or cause the disallowance of our products after approval.

The FDA and comparable agencies in foreign countries impose many requirements on the introduction of new drugs through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when any of our products in development will be available commercially, if at all. In addition, the FDA or other comparable agencies in foreign countries may impose additional requirements in the future that could further delay or even stop the commercialization of our products in development.

Our proprietary compounds in development require substantial clinical trials and FDA review as new drugs. Even if we successfully enroll patients in our clinical trials, patients may not respond to our potential drug products. We think it is prudent to expect setbacks and possible product failures. Failure to comply with the regulations applicable to such testing may delay, suspend or cancel our clinical trials, or the FDA might not accept the test results. The FDA, or any comparable regulatory agency in another country, may suspend clinical trials at any time if it concludes that the trials expose subjects participating in such trials to unacceptable health risks. Further, human clinical testing may not show any current or future product candidate to be safe and effective to the satisfaction of the FDA or comparable regulatory agencies or the data derived there from may be unsuitable for submission to the FDA or other regulatory agencies.

We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business may be damaged due to the resulting inability to generate revenues from the sale of such product. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

•	injunctions;

•	criminal prosecution;

•	refusals to approve new products and withdrawal of existing approvals; and

•	enhanced exposure to product liabilities.

We need to find collaborative partners.

Our strategy for the development, clinical testing, manufacture, marketing and commercialization of our products includes the use of collaborations with corporate partners, licensors, licensees and others.

Due to the often unpredictable nature of the collaboration process, we cannot be sure that any present or future collaborative agreements will be successful. To the extent we choose not to or are not able to establish such arrangements, we would experience increased capital requirements. In addition, we may encounter significant delays in introducing our products currently under development into certain markets or find that the development, manufacture, or sale of those products is hindered by the absence of collaborative agreements due to the relatively small size of our company as compared with that of some of our potential competitors.

The value of our research could diminish if we cannot protect or enforce our intellectual property rights adequately.

We actively pursue both domestic and foreign patent protection for our proprietary products and technologies. We have filed for patent protection for our technologies in all markets we believe to be important for the development and commercialization of our drug products; however, our patents may not protect us against our competitors. We may have to file suit to protect our patents or to defend our use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights. As a result, while we currently have no specific concerns about gaps in our intellectual property portfolio, we recognize that for companies like ours, where intellectual property constitutes a key asset, there is always a risk that a third party could assert a patent infringement claim or commence a patent interference action. Defending against any such claims or actions could be very costly to us, even if they were without merit.

We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. While we enter into proprietary information agreements with our employees and consultants, these agreements may not successfully protect our trade secrets or other proprietary information.

We face large competitors and our limited financial and research resources may limit our ability to develop and market new products.

The pharmaceutical industry is highly competitive. We compete with a number of pharmaceutical companies that have financial, technical and marketing resources that are significantly greater than ours. Some companies with established positions in the pharmaceutical industry may be better equipped than we are to develop, market and distribute products in the global markets we seek to enter. A significant amount of pharmaceutical research is also being carried out at universities and other not-for-profit research organizations. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology they have developed. They may also market competitive commercial products on their own or through joint ventures and may compete with us in recruiting highly qualified scientific personnel. Further, these institutions may compete with us in recruiting qualified patients for enrollment in their trials.

We are pursuing areas of product development in which there is a potential for extensive technological innovation. Our competitors may succeed in developing products that are more effective than those we develop. Rapid technological change or developments by others may result in our potential products becoming obsolete or non-competitive.

We lack manufacturing capability.

Other than for the production of clinical trial material, we currently do not have manufacturing facilities. Should any of our products receive approval for marketing, we would likely need to find third party manufacturers to assist in their production. If we should be unable to find such manufacturers with which to work on commercially reasonable terms, it could delay or restrict any potential revenues from such products.

We use hazardous materials in our research.

As with most other pharmaceutical companies, our research and development involves the controlled use of hazardous materials. Our laboratories store and/or produce carbon monoxide, nitric acid and ammonia. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply in all material respects with the standards prescribed by government regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any resulting damages which may or may not be covered by insurance.

We have certain anti-takeover provisions and are also subject to certain Nevada anti-takeover provisions that may make it difficult for a third party to acquire us or for stockholders to replace or remove current management.  Further, the board controls a majority of the outstanding shares.

After the equity financing in April 2009, the current board represents 61% of the outstanding shares and on a fully diluted basis a total of 67% as of December 31, 2009.

Additionally, we have adopted a stockholder rights plan that imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our board. Moreover, certain provisions of the Nevada General Corporation Law that limit our ability to enter into “business combinations” with certain “interested shareholders” and limit the voting rights of those stockholders who obtain “control shares” may also act to inhibit a hostile acquisition of our company. All of these provisions described above are likely to discourage potential acquisition proposals and delay or prevent a transaction resulting in a change in control.

USE OF PROCEEDS

The shares of common stock covered by this prospectus are being offered by the selling security holders identified herein and not by our company. Consequently, our company will not receive any proceeds from the sale of these shares.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.03 per share, and 1,250,000 shares of preferred stock, par value $.03 per share, of which 1,250,000 shares have been designated Series D Participating Preferred Stock.  As of March 3, 2010, there were 59,438,213 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has the authority, subject to certain restrictions, without further shareholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Nevada.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

Shareholder Rights Plan

Our Board of Directors adopted a shareholder rights plan in 2002. The shareholder rights plan was adopted to give the Board of Directors increased power to negotiate in our best interests and to discourage appropriation of control of our Company at a price that is unfair to our shareholders. The shareholder rights plan will not be applicable to the acquisition of shares of our common stock by the principal shareholders of Vela in the Merger. It is not intended to prevent fair offers for acquisition of control determined by our Board of Directors to be in our best interests and the best interests of our Company’s shareholders, nor is it intended to prevent a person or group from obtaining representation on or control of our Board of Directors through a proxy contest, or to relieve our Board of Directors of its fiduciary duty concerning any proposal for our acquisition in good faith.

The shareholder rights plan involved the distribution of one “right” as a dividend on each outstanding share of our common stock to all holders of record on November 6, 2002, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently, including the shares of our common stock to be issued in the Merger. Each right shall entitle the holder to purchase one one-thousandth of a share of Series D Participating Preferred Stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, including the acquisition of beneficial ownership of 15% or more of our common stock by anyone, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain “flip-in” or “flip-over” rights which work in conjunction with the shareholder rights plan’s basic provisions. The flip-in rights will permit the holders of the Series D Participating Preferred Stock to purchase shares of our common stock at a discounted rate, resulting in substantial dilution of an acquirer’s voting and economic interests in our Company. The flip-over element of the shareholder rights plan involves certain mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The shareholder rights plan contains a “permitted offer” exception which allows offers determined by our Board of Directors to be in our best interests and in the best interests of our shareholders to take place free of the diluting effects of the shareholder rights plan’s mechanisms.

Our Board of Directors retains the right, at all times prior to acquisition of 15% of our common stock by an acquirer, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as transfer agent and registrar for the common stock.

SELLING SECURITY HOLDERS

We previously issued 6,500,000 shares of common stock upon the closing of our acquisition of Vela Pharmaceuticals Inc. in October 2006, and an additional 2,000,000 shares in November 2009 in connection with the achievement of a clinical development milestone under the terms of the Agreement and Plan of Merger relating to the Vela acquisition.  We may in the future issue up to an additional 9,250,000 shares of our common stock to the selling security holders identified herein upon the achievement of certain clinical development milestones with respect to one of our proprietary compounds under the terms of the Agreement and Plan of Merger relating to the Vela acquisition.

The selling security holders identified in the table below may, from time to time, use this prospectus to resell the shares of common stock acquired in connection with the closing of the Vela acquisition and/or achievement of the clinical development milestones.  We will not sell any securities under this prospectus and will not receive any of the proceeds from any securities sold under this prospectus.

The term “selling security holder” includes (i) each person and entity that is identified in the table below (as such table may be supplemented or amended from time to time by means of a supplement or amendment to this prospectus), and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

The table below identifies each selling security holder and indicates the number of shares of our common stock beneficially owned by such selling security holder and being offered hereby.  The information with respect to each selling security holder is based on information provided by such selling security holder.

None of the selling security holders identified below is a registered broker-dealer.  The footnotes to the table identify each selling security holder that is an affiliate of a registered broker-dealer.  Each of these selling security holders (i) purchased its shares being offered hereby in the ordinary course of business and (ii) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Name of Selling Security Holder	Shares Owned Prior to This Offering	Shares Offered Hereby (1)	Shares Owned After This Offering
Frank Bonsal, Jr.	47,399	47,399	0
Mark B. Fisher	31,855	31,855	0
J.P. Morgan Partners (BHCA), L.P. (2)(3)(8)	2,109,787	2,109,787	0
J.P. Morgan Partners Global Investors (Cayman), L.P. (2)(3)(9)	235,667	235,667	0
J.P. Morgan Partners Global Investors (Cayman) II, L.P. (2)(3)(9)	26,282	26,282	0
J.P. Morgan Partners Global Investors (Selldown), L.P. (2)(3)(9)	171,237	171,237	0
J.P. Morgan Partners Global Investors (Selldown) II, L.P. (2)(3)(9)	594,532	594,532	0
J.P. Morgan Partners Global Investors A, L.P. (2)(3)(9)	65,144	65,144	0
J.P. Morgan Partners Global Investors, L.P. (2)(3)(9)	465,386	465,386	0
The Lynn Dixon Johnston Living Trust dtd 01/05/07 (13)	80,616	80,616	0
The Robert Fowler Johnston Living Trust dtd 01/05/07 (13)	285,364	285,364	0
11/6/78 Trust FBO Alexandra Fowler Johnston (12)	26,618	26,618	0
11/6/78 Trust FBO Bradford Dixon Johnston (12)	26,618	26,618	0
7/15/99 Trust FBO William McCord Johnston (12)	26,618	26,618	0
Kevin Keim & Jaquelyn Keim as trustees of “The Keim Family Trust u/a dated 11-27-1995”	7,944	7,944	0
Ernest Mario	38,028	38,028	0
MBF Neuropsych Partners, L.P. (11)	31,944	31,944	0
New Enterprise Associates 10, Limited Partnership (2) (3) (10)	22,288,591	2,424,796	19,863,795
Overbrook Fund I, LLC (4)	18,343	18,343	0
Kenneth A. Sorenson, PhD	11,407	11,407	0
Venrock Associates (2) (3) (5)	2,433,264	297,781	2,135,483
Venrock Associates III, L.P. (2) (3) (6)	10,814,509	1,323,473	9,491,036
Venrock Entrepreneurs Fund III, L.P. (2) (3) (7)	270,363	33,087	237,276

(1)
The number of shares being offered hereby by the selling security holders may be increased from time to time by means of a supplement or amendment to this prospectus as shares of our common stock are issued to the selling security holders upon the achievement of one or more of the clinical development milestones as set forth in the Agreement and Plan of Merger governing our company’s acquisition of Vela. In no event will the total number of shares offered hereby exceed 20,000,000.

(2)
Pursuant to the Agreement and Plan of Merger governing our company’s acquisition of Vela, this selling security holder (or an affiliate thereof) designated a new director who was appointed to our Board of Directors after the closing of the Vela acquisition.

(3)	This selling security holder is an affiliate of a registered broker-dealer.

(4)	This selling security holder is a non-public entity. Arthur Altschul, Jr., its Managing Member, has voting and investment control over its securities being offered hereby.

(5)
This selling security holder is a non-public entity. Anthony B. Evnin (one of our directors), Bryan E. Roberts, Michael C. Brooks, Michael F. Tyrrell and Ray A. Rothrock, General Partners of the selling security holder, have voting and investment control over its securities being offered hereby.

(6)
This selling security holder is a non-public entity. Anthony B. Evnin (one of our directors), Bryan E. Roberts, Michael C. Brooks, Michael F. Tyrrell, Linda H. Hanauer and Ray A. Rothrock, who are the members of Venrock Management III LLC, General Partner of the selling security holder, have voting and investment control over its securities being offered hereby.

(7)
This selling security holder is a non-public entity. Anthony B. Evnin (one of our directors), Bryan E. Roberts, Michael C. Brooks, Michael F. Tyrrell and Ray A. Rothrock, who are the members of Venrock Entrepreneurs Fund Management III LLC, General Partner of the selling security holder, have voting and investment control over its securities being offered hereby.

(8)
This selling security holder is a non-public entity. The general partner of J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”) is JPMP Master Fund Manager, L.P.(“JPMP MFM”). The general partner of JPMP MFM is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”).  As a result thereof, each of JPMP MFM and JPMP Capital may be deemed to beneficially own the shares held by JPMP BHCA.  The foregoing shall not be an admission that such persons are the beneficial owners of the shares held by JPMP BHCA and each disclaims any such beneficial ownership to the extent that it exceeds such person’s pecuniary interest in the shares held by JPMP BHCA, if any.  Each of JPMP BHCA, JPMP MFM and JPMP Capital are members of the private equity business unit of JPM Chase.

(9)
This selling security holder is a non-public entity. The general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P.., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Selldown) II, L.P. (collectively the “JPMP Global Funds”) is JPMP Global Investors, L.P. (“JPMP Investors”). The general partner of JPMP Investors is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”).  As a result thereof, each of JPMP Investors and JPMP Capital may be deemed to beneficially own the shares held by the JPMP Global Funds.  The foregoing shall not be an admission that such persons are the beneficial owners of the shares held by the Global Funds and each disclaims any such beneficial ownership to the extent that it exceeds such person’s pecuniary interest in the shares held by the JPMP Global Funds, if any.  Each of the JPMP Global Funds, JPMP Investors and JPMP Capital are members of the private equity business unit of JPM Chase.

(10)
This selling security holder is a non-public entity. Peter J. Barris, Peter T. Morris, C. Richard Kramlich, Charles W. Newhall, III (one of our directors), Mark W. Perry, M. James Barrett and Scott D. Sandell, as general partners of NEA Partners 10, LP, the sole general partner of the selling security holder, share voting and investment control over its securities being offered hereby.

(11)	This selling security holder is a non-public entity. Mark B. Fisher has voting and investment control over its securities being offered hereby.

(12)	This selling security holder is a non-public entity. Richard Johnston, as trustee, has voting and investment control over its securities being offered hereby.
(13)
This selling security holder is a non-public entity. Robert Johnston (our Executive Chairman) and Lynn Johnston, as trustees, have voting and investment control over its securities being offered hereby.

Except as indicated in the footnotes to the table, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us.

PLAN OF DISTRIBUTION

This prospectus may be used to sell the shares of Pharmos common stock offered hereby. These securities may be sold, from time to time, by the selling security holders:

            •      through any national securities exchange or quotation system on which such securities may be listed or quoted, in the over-the-counter market, in privately negotiated transactions, or otherwise;

            •      directly to purchasers or through agents, brokers, dealers or underwriters; and

            •      at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

The selling security holders may also write options on such securities or pledge such securities.

If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

Any selling security holder that is a broker-dealer will be considered to be an “underwriter,” within the meaning of the Act, with respect to any securities that it sells pursuant to this prospectus. Each other selling security holder may be deemed to be an “underwriter” with respect to any securities that it sells pursuant to this prospectus.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In connection with the closing of the Vela acquisition, we entered into a registration rights agreement with the stockholders that received Pharmos common stock at the closing. Pursuant to the registration rights agreement, we will pay the fees and expenses related to the registration statement of which this prospectus forms a part. However, we will not pay any underwriting fees, discounts or selling commissions or any fees or disbursements of counsel for any selling security holder related to the sale of any securities offered hereby.

Pursuant to the registration rights agreement, (i) we are required to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling security holder is obligated to indemnify us against any liability with respect to any information furnished by such holder for use in this prospectus.

BUSINESS
THE COMPANY

Pharmos Corporation (the Company or Pharmos) is a biopharmaceutical company that discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis (e.g., Irritable Bowel Syndrome), with a focus on pain/inflammation, and autoimmune disorders. The Company's most advanced product is Dextofisopam for the treatment of irritable bowel syndrome (IBS). IBS is a chronic and sometimes debilitating condition that affects roughly 10%-15% of U.S. adults and is two to three times more prevalent in women than in men. With an absence of safe and effective therapies, Dextofisopam’s novel non-serotonergic activity holds the potential for a unique and innovative treatment approach to IBS with diarrhea predominant and alternating patients.

On September 14, 2009, the Company announced the results of its Phase 2b Dextofisopam clinical trial to evaluate safety and efficacy of the compound in irritable bowel syndrome.

Although the primary efficacy variable (% of weeks responding for adequate overall relief of IBS symptoms) did not reach statistical significance, the percentage responding for the Dextofisopam 200 mg group was higher than that observed for the Phase 2a trial. However, the placebo response rate was also higher than expected compared to the Phase 2a placebo response.

This result was similarly demonstrated across all other secondary efficacy variables associated with the adequate overall relief question. In all cases except in the first month, the response rates for the Dextofisopam 200 mg group were essentially the same as or in most cases better than the response rates observed for the Phase 2a trial.

Also, secondary response variables of adequate relief of abdominal pain and discomfort and overall IBS symptoms ratings showed statistical significance and trends favoring the Dextofisopam 200 mg group compared to placebo.

The Phase 2b double-blind, randomized, placebo-controlled study evaluated the clinical safety, tolerability and efficacy of multiple doses of Dextofisopam. Female outpatients with diarrhea predominant and alternating diarrhea and constipation IBS (according to Rome III Criteria for IBS) were randomized into each of four treatment groups: 100mg, 200mg, and 300mg twice a day (BID) Dextofisopam or placebo. A total of 324 patients were enrolled using approximately 70 US centers. The patients participated for up to 19 weeks, including a screening period, a 12-week treatment period, and a 28-day post treatment period. The primary endpoint was “adequate overall relief” of IBS symptoms during the 12-week treatment period.

In the Phase 2b study, of the 324 patients randomized, 311 (96%) were evaluated in the Intent to Treat (ITT) analysis. Patients who completed the full study numbered 225 (69%), a similar percentage to the Phase 2a study, and 99 (31%) patients discontinued the study. The majority of patients who discontinued did so due to withdrawal of consent or a non serious adverse event.

Demographics and baseline calculations were comparable among the four treatment groups. The mean age was between 44 and 45 years of age. The duration of IBS disease symptoms ranged from 9 to 11 years, and the majority of patients were white.

The most bothersome IBS symptom reported at baseline was abdominal pain and discomfort, followed by a sense of urgency and stool frequency.

This Phase 2b study followed a successful 141-patient Phase 2a study in which Dextofisopam with a dose of 200 mg BID demonstrated a statistically significant improvement over placebo on the primary endpoint of adequate overall relief ( p=0.033). In the Phase 2a trial, Dextofisopam was well tolerated and did not cause significant constipation. Dextofisopam also provided benefit on a variety of secondary endpoints. Importantly, the beneficial effects on stool frequency were observable after two days and maintained for 12 weeks of treatment. Overall, similar rates of adverse events were seen with Dextofisopam and placebo. Diarrhea and constipation as adverse events occurred at a very low rate.

Additionally, Dextofisopam has been evaluated in three randomized, double-blind, placebo-controlled Phase 1 trials comprising healthy volunteers. Clinical data from the Phase 1 studies demonstrated that Dextofisopam appears to be safe and well tolerated at doses up to 600 mg BID.

The Company’s strategy is to seek a pharmaceutical partner with the appropriate GI clinical and scientific expertise for further development of Dextofisopam.  On October 21, 2009 the Company announced that it had engaged Cowen and Company as advisors to assist with accelerating a partnership arrangement for Dextofisopam.

The Company’s primary focus is on the development and partnering of Dextofisopam and to that end cash resources are being conserved and targeted for that program. On August 29, 2008 the Company announced that effective October 31, 2008 it would cease operations in Rehovot, Israel, and manage those activities out of the Company’s US headquarters in Iselin, New Jersey. The Company’s subsidiary in Israel, Pharmos Ltd. is being voluntarily liquidated.  The Company expects this to be completed by March 31, 2010.

Pharmos’ cannabinoid research was geared toward development of selective and specific CB2 receptor agonists. By activating CB2 receptors, CB2 agonists inhibit autoimmune and inflammatory processes, and are likely to be useful for treating pain, autoimmune, inflammatory and degenerative disorders.   Although progress has been made, the early stage of this work and resource limitations have resulted in termination of these programs.  Pharmos’ strategy is to sell or out license the technology developed around the cannabinoid research. Pharmos had developed these compounds in preclinical testing for neuropathic pain.

In November 2009 the Company entered into a Material Transfer Agreement whereby a European company will perform certain experiments with samples of our synthetic selective cannabinoid receptor CB2 agonist.

Tianeptine, a potential follow-on product to Dextofisopam, has completed late-preclinical development for the treatment of irritable bowel syndrome (IBS). Tianeptine, a racemic molecule, has been marketed outside the United States since 1988 for the treatment of depression. Preclinical studies support the potential utility of Tianeptine for the treatment of functional gastrointestinal disorders and, in particular, IBS. Pharmos has established patent rights for the use of Tianeptine and its enantiomers for the treatment of IBS and functional dyspepsia. Tianeptine is available for out-licensing.

The Company owns the rights to both R and S Tofisopam. Dextofisopam is the R enantiomer of racemic tofisopam and is being developed for IBS as described above. In December 2009 the Company entered into a Material Transfer Agreement with a US based company to perform certain experiments with S-Tofisopam.

On March 13, 2009 the Company was officially delisted from the Nasdaq Capital Market, and is currently trading on the OTCBB pink sheets under the symbol “PARS.PK”. The Company was not in compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing and was unable to comply during the grace period extended by NASDAQ. As a result of trading on the OTCBB pink sheets, liquidity for the Company’s common stock may be significantly decreased which could reduce trading price and increase the transaction costs of trading shares of the Company’s common stock.

Except for 2001, the Company has experienced operating losses every year since inception in funding the research, development and clinical testing of our drug candidates. The Company had an accumulated deficit of $209.8 million as of December 31, 2009 and expects to continue to incur losses going forward. Such losses have resulted principally from costs incurred in research and development and from general and administrative expenses. Previously the Company had financed its operations with public and private offerings of securities, advances and other funding pursuant to an earlier marketing agreement with Bausch & Lomb, grants from the Office of the Chief Scientist of Israel, research contracts, the sale of a portion of its New Jersey net operating loss carryforwards (NOL’s), and interest income.  Although the Company received $3.9 million in December 2009 from the sale of their NOL’s and had approximately $4.6 million of cash and cash equivalents at December 31, 2009, the Company is largely dependent upon achieving a collaboration with a pharmaceutical partner or raising additional capital to either advance its lead compound, Dextofisopam, for the treatment of IBS or to advance other earlier stage intellectual property assets.   During the year, the Company engaged an investment advisor to assist with these strategies but has not been successful to date.  The Company has in the past pursued various funding and financing options; however management believes that future funding or financing options may be challenging because of the current environment.

Also, the Company does not currently have the finances and resources to complete full clinical trials for its lead compound, Dextofisopam. As a result it may decide to embark on smaller clinical trials for Dextofisopam or commence pre-clinical development on its other intellectual property assets which could further reduce the company’s current resources.

The Company has corporate offices in Iselin, New Jersey.

STRATEGY

Pharmos is currently developing only one compound, Dextofisopam, which  has completed a double-blind, placebo-controlled diarrhea-predominant or alternating IBS Phase 2a study with positive effect on primary efficacy endpoint (n=141, p=0.033). In this study, Dextofisopam was well-tolerated and demonstrated significant improvement over placebo, suggesting that Dextofisopam has the potential to become a novel firstline treatment for IBS. Pharmos initiated a Phase 2b trial in February 2007 and in June 2007 the Company announced patient screening had commenced. Dextofisopam is the R-enantiomer of racemic tofisopam, a molecule marketed and used safely outside the United States for over three decades for multiple indications including IBS. Unlike the two 5-HT3 or 5-HT4 IBS therapies recently introduced into the market, and subsequently withdrawn because of safety concerns, Dextofisopam’s novel non-serotonergic activity offers a unique and innovative approach to IBS treatment.

The results of a Phase 2b study were announced in September 2009. The primary endpoint of overall adequate relief was not met due to a high placebo response, but drug activity was observed in all drug cohorts, especially the 200 mg dose.

The Company now is seeking a pharmaceutical partner with both scientific and financial capabilities to further develop Dextofisopam.

In research efforts over the past decade, the Company has developed a significant expertise in cannabinoid biology and chemistry, and has generated significant know-how and an intellectual property estate pertaining to multiple areas of cannabinoid biology.  With the decision to focus resources on Dextofisopam and with the closure of the Company’s operations in Israel effective October 31, 2008, no further development work is being performed on the cannabinoid assets and the focus is to partner or sell these assets.

In November 2009 the Company entered into a Material Transfer Agreement whereby a European company will perform certain experiments with samples of our synthetic selective cannabinoid receptor CB2 agonist.

The Company continues to seek, sell or license other CB2 assets, including Cannabinor which was the only CB2 asset to enter human clinical trials.

The Company also maintains a commitment to out-license proprietary technologies and products not consistent with our primary corporate focus. Assets involved are Tianeptine to treat IBS or functional dyspepsia and S-Tofisopam.

The Company owns the rights to both R and S Tofisopam. Dextofisopam is the R enantiomer of racemic tofisopam and is being developed for IBS as described above. In December 2009 the Company entered into a Material Transfer Agreement with a US based company to perform certain experiments with S-Tofisopam.

COMPOUND IN CLINICAL DEVELOPMENT

Pharmos currently has only one compound in clinical development – Dextofisopam.  Dextofisopam, a non-serotonergic agent currently being evaluated for the treatment of irritable bowel syndrome (IBS), is the R-enantiomer of racemic tofisopam, a molecule marketed and used safely outside the United States for over three decades for multiple indications including IBS. Dextofisopam represents a novel, first-in-class opportunity with a positive proof-of-concept study in an arena where there are few compounds with unique approaches or positive efficacy results. By structure, Dextofisopam is a member of the homophthalazine class; Dextofisopam binds to specific receptors in areas of the brain affecting autonomic function, including gastrointestinal (GI) function. Unlike the two 5-HT3 or 5-HT4 mediated IBS therapies recently introduced into the market, and subsequently withdrawn because of safety concerns, Dextofisopam novel non-serotonergic activity offers a unique and innovative approach to IBS treatment.

A double-blind, placebo-controlled diarrhea-predominant or alternating IBS Phase 2a study has been completed with positive effect on primary efficacy endpoint (n=141, p=0.033). In this study, Dextofisopam was well-tolerated and demonstrated significant improvement over placebo suggesting that Dextofisopam has the potential to become a novel firstline treatment for IBS.

On September 14, 2009, the Company announced the results of its Phase 2b Dextofisopam clinical trial to evaluate safety and efficacy of the compound in irritable bowel syndrome.

Although the primary efficacy variable (% of weeks responding for adequate overall relief of IBS symptoms) did not reach statistical significance, the percentage responding for the Dextofisopam 200 mg group was higher than that observed for the Phase 2a trial. However, the placebo response rate was also higher than expected compared to the Phase 2a placebo response.

An extensive patent estate is in place with Dextofisopam. This consists of an issued composition-of-matter patent, an issued manufacturing patent, and numerous additional pending patent applications in both the United States (including use of Dextofisopam for inflammatory disorders and immunomodulation) in both the United States and foreign counterparts.

Potential pharmaceutical market for Dextofisopam

The development of Dextofisopam for the treatment of Irritable Bowel Syndrome (IBS) is a major goal of Pharmos’ development activity. Direct medical costs associated with IBS have been estimated at $8 billion annually in the U.S. It has been estimated that indirect costs for IBS in the U.S. exceed $20 billion. The few recent products introduced in this market have been limited by poor safety profiles.

Irritable Bowel Syndrome:  Disease Description and Diagnosis

Irritable bowel syndrome is defined by a constellation of symptoms that includes abdominal pain or discomfort accompanied by diarrhea, constipation, or an alternation between the two. IBS is classified as a functional disorder; it is diagnosed by symptom-based criteria following exclusion of organic diseases that may produce abdominal pain and altered bowel function.

Although the etiology of IBS is not completely understood, five factors have been proposed as playing a role in the development of IBS:

1.	Psychosocial factors
a.	impact of stress on motor function of the GI tract
b.	approximately 60% of patients seen at referral centers have psychiatric symptoms.
2.	Visceral hypersensitivity - lower threshold for abdominal pain
3.	Altered bowel motility - abnormal motility of the small intestine
4.	Infection and inflammation
5.	Autonomic nervous system dysfunction
a.	studies show that IBS patients have aberrant autonomic nervous system activity
b.	altering autonomic nervous system activity in volunteers produces symptoms of IBS.

This perspective on the pathophysiology of IBS suggests that a drug that improves altered bowel motility, decreases visceral hypersensitivity reduces stress-related impact on GI function, normalizes autonomic dysfunction, and possesses anti-inflammatory properties may provide a superior, broad-spectrum approach to the treatment of IBS. In preclinical studies, Dextofisopam exhibits all of these properties.

The diagnostic criteria for IBS have evolved over the years. Today, diagnosis for clinical trials and regulatory purposes is defined by the Rome III Criteria. Diagnosis is based on the patient having a) recurrent abdominal pain or discomfort for at least 6 months, and b) at least two of the following three features on at least 3 days per month over the past 3 months:

1.	Improvement with defecation
2.	Onset associated with a change in frequency of stool
3.	Onset associated with a change in form (appearance) of stool

Based on the clustering of symptoms, IBS patients are usually categorized as either “diarrhea-predominant,” “constipation-predominant,” or “alternating” (also termed “mixed”).  For a diagnosis of IBS, specific “red flag” symptoms are usually excluded. These “red flag” symptoms may indicate the presence of organic disease, such as colon cancer (especially if onset is rapid or occurs over the age of 40), ulcerative colitis (rectal bleeding), or Crohn’s disease (weight loss, fever). For the diagnosis of IBS to be made, normal results must have been obtained for blood and stool tests, x-rays, endoscopy, and biopsies.

While not a life-threatening disease, IBS can have a large negative impact on the quality of life of patients. Even mild cases can be life-altering, and severe cases are often debilitating, with the frequency and severity of episodes seriously affecting work, school, and social schedules.

IBS is a leading cause of physician visits, accounting for approximately 3,000,000 visits annually in the U.S., representing 4% of all visits to office-based physicians and 49% of visits to office-based gastroenterologists. The need to eliminate other possible diagnoses (colon cancer, inflammatory bowel disease, and other GI diseases) necessitates expensive in-office procedures. As noted earlier, the annual direct medical costs for IBS in the U.S. have been estimated at $8 billion.

Prevalence of IBS

IBS is a very common disorder, with studies indicating prevalence in the range of 6-15% for North America, Europe, and Japan. Based on a prevalence rate of 12.5%, approximately 36 million individuals in the United States meet diagnostic criteria for IBS.  Prevalence rates are similar in the major European markets (France, Germany, Italy, Spain, and the United Kingdom). While prevalence rates for other countries are not well established, published studies support the existence and recognition of IBS throughout the world, including China and India.

Irritable bowel syndrome, or IBS, is a chronic, recurring condition with symptoms that affect more often women than men.  IBS is characterized by multiple symptoms that include bowel dysmotility—diarrhea, constipation, or alternating diarrhea and constipation—and abdominal discomfort.  Studies have shown that diarrhea-predominant IBS appears to be the most common subtype.  For patients with diarrhea-predominant and alternating-type IBS, there are no recently approved treatments for any but the most severely affected women, and none for men.

The prevalence of IBS varies with gender and age. Higher prevalence rates are consistently reported for women than for men (two to three times greater). While IBS is observed in all age groups, including pediatric and geriatric populations, it is more common in the age range of 20 to 60 years for both genders

Current and Recent Therapies

Even with the introduction of two new therapies - Lotronex® (alosetron), a 5-HT3 antagonist, and Zelnorm® (tegaserod), a 5-HT4 partial agonist - the IBS market is still largely served by older products, with questionable efficacy and poor tolerability. These older products include antispasmodics, laxatives, and antidiarrheal agents. While antispasmodics at high doses may provide relief of specific symptoms, these drugs are poorly tolerated at those doses. The estimated sales of IBS drugs in the U.S. market totaled $348 M in 2009.

Lotronex® was introduced into the U.S. IBS market in March 2000, and was withdrawn from the market in November 2000 due to safety issues. Lotronex® was subsequently reintroduced in 2003 with a restricted marketing program (Physician Prescribing Program). The utility of Lotronex® is severely hampered both by its narrow indication (only for women with severe diarrhea-predominant IBS who have failed to respond to conventional therapy) and a major safety issue (the risk of potentially fatal ischemic colitis). Since its reintroduction, Lotronex® has had minimal prescription volume.

Zelnorm® was introduced into the U.S. IBS market in July 2002 for short-term use in women with constipation-predominant IBS. In April 2004, a precautionary statement was added to Zelnorm® labeling regarding post-marketing cases of ischemic colitis and a warning for severe diarrhea. Despite these changes to the package insert, the strong marketing and educational efforts supporting Zelnorm® appeared to have increased awareness and expanded utilization. Zelnorm® achieved U.S. sales of $26 M in 2002, $132 M in 2003, $249 M in 2004, $357 M in 2005, and $488 M in 2006, with 2006 worldwide sales of $561 M. Zelnorm® was approved in 30 countries, though not in major EU markets or in Japan. Zelnorm® was voluntarily withdrawn from the market in March 2007 because of severe side effects.

Market Potential (United States and Rest of World)

The market potential for IBS is very large.  IBS is a prevalent disorder for which there are currently no safe and broadly effective treatments.  Investment research analysts estimate a U.S. market worth approximately $2.5 B.  Market research reports project that the current full worldwide (WW) market potential for IBS therapies could be as high as $15 B (over $6 B in the United States alone). Based on its current clinical profile, Dextofisopam may have the potential to capture a significant portion of the IBS market.

COMPOUNDS AVAILABLE FOR LICENSING OR SALE

Pharmos is not currently performing any research or discovery work. The focus of the Company is to secure a pharmaceutical partnership arrangement for Dextofisopam.

Dextofisopam

As described above the Company has completed both a Phase 2a and Phase 2b trials of Dextofisopam for IBS. The results of the Phase 2b trial were reported in September 2009 and in October 2009 the Company engaged Cowen and Company to help accelerate a partnership arrangement with a pharmaceutical company possessing greater scientific and financial capabilities than Pharmos.

CB2-selective cannabinoids

Pharmos’ novel CB2-selective cannabinoids are synthetic compounds which belong to the class of nonclassical cannabinoids.  Compounds in this class have been demonstrated to possess immunomodulatory and analgesic activities. Importantly, the CB2-selective cannabinoids display fewer of the undesired psychotropic and cardiovascular side-effects seen with some natural cannabinoids because they bind with high affinity to the peripheral cannabinoid type two (CB2) receptor and with lower affinity to the cannabinoid type one (CB1) receptor, located in the central nervous system. In contrast to CB1 receptors, CB2 receptors are expressed mainly outside of the central nervous system, on immune and inflammatory cells.  CB2 activation also inhibits the release of pro-nociceptive peptide from the periphery which may prevent activation of primary afferent neurons.  CB2 activation also modulates T-cell activity, skewing the T-helper cell type 1 (Th1) responses to the T-helper cell type 2 (Th2) activity.  Most autoimmune diseases and models of autoimmunity in which susceptibility is associated with the expression of specific MHC class II allotypes appear to be of the Th1 type. Thus considerable emphasis has been placed on developing means of altering the course of the autoimmune Th1 response to become that of a Th2 response, with the goal of down regulating the autoimmune pathogenesis.

Several candidates from Pharmos’ CB2-selective cannabinoid library have demonstrated promise in animal models for autoimmune inflammatory disorders, such as multiple sclerosis and inflammatory bowel disease. These compounds have also demonstrated efficacy in animal models of neuropathic, inflammatory and chronic nociceptive pain. In selected preclinical models, these compounds have demonstrated analgesic activity equivalent or better than Gabapentin.

Pharmos’ chemical library consists of several chemically distinct classes of cannabinoid compounds. The Company primary focused on development of families of CB2-selective compounds which were cannabinoid receptor agonists that bind preferentially to CB2 receptors.  These receptors were found primarily in peripheral neurons and immune cells.  The compounds possess advantages such as a simple synthesis, increased potency and improved drugability.  Pharmos recognized the potential therapeutic promise of CB2 activation in such diverse disease entities as pain, inflammation, autoimmunity, osteoporosis and atherosclerosis.

Pharmos closed its operations in Israel in late 2008 and has ceased any discovery or development work on CB2 selective cannabinoid program. However these assets are available for licensing and / or sale. There has been limited interest to date. In November 2009 Pharmos entered into a Material Transfer Agreement whereby a European company will perform certain experiments with samples of our synthetic selective cannabinoid receptor agonist.

COMPETITION

The pharmaceutical industry is highly competitive. Pharmos competes with a number of pharmaceutical companies that have financial, technical and marketing resources that are significantly greater than those of Pharmos.  Some companies with established positions in the pharmaceutical industry may be better equipped than Pharmos to develop market and distribute products in the global markets that Pharmos is seeking to enter. A significant amount of pharmaceutical research is also being carried out at universities and other not-for-profit research organizations. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology they have developed. They may also market competitive commercial products on their own or through joint ventures and will compete with Pharmos in recruiting highly qualified scientific personnel. Further, these institutions will compete with Pharmos in recruiting qualified patients for enrollment in their trials.

Pharmos is pursuing areas of product development in which there is a potential for extensive technological innovation. Pharmos’ competitors may succeed in developing products that are more effective than those of Pharmos. Rapid technological change or developments by others may result in Pharmos’ potential products becoming obsolete or non-competitive.

We know of a number of programs in various stages that compete in the area of IBS.

Salix Pharmaceuticals is developing rifaximin, an antibiotic marketed for the treatment of traveler’s diarrhea. Salix is conducting clinical development studies to assess the utility of rifaximin for the treatment of irritable bowel disease. Ocera Therapeutics is developing AST-120 for a number of conditions, including IBS; Lexicon Genetics is developing LX1031, which has completed a Phase 2 clinical trial. LX1031 is an orally-delivered small molecule designed to regulate gastrointestinal (GI) function by reducing the amount of serotonin available for receptor activitation in the GI tract without affecting serotonin levels in the brain. Serotonin is a key regulator of GI function, and is associated with the most common symptoms of IBS: problems of bowel motility and GI discomfort. Several other compounds are reported to be in development for the treatment of IBS.  However, it is not clear if these compounds are intended for a specific type of IBS, e.g., diarrhea-predominant, constipation-predominant, or alternating-type IBS.  Such compounds include a glucagon-like peptide-1 agonist (Gastrotech) and asimadoline, a kappa opiate agonist (Tioga), both reportedly in Phase 2.  Several other compounds are reported to be in development for the treatment of constipation-predominant IBS.  While such compounds may not directly compete with Dextofisopam, it is possible that they may eventually be developed for diarrhea-predominant or alternating-type IBS, or that Dextofisopam may eventually be developed for constipation-predominant IBS.  Such compounds include MD-1100, a guanylate cyclase C agonist reportedly in Phase 3 (Ironwood).

Dextofisopam is currently targeted for the treatment of diarrhea-predominant IBS and/or alternating-type IBS.  To the best of our knowledge, there are no competing compounds in development specifically for the treatment of alternating-type IBS.  However, the alternating results have been mixed between the Phase 2a and Phase 2b trials and the numbers of patients were small.  Several compounds are reported to be in development for the potential treatment of diarrhea-predominant IBS.

The IBS area remains a difficult development area. During the past year some of our potential competition has reported disappointing or failed clinical trials. However, as IBS represents a large unmet medical need, we expect other competition to emerge.

Collaborative Relationships

The Company’s principal focus is to seek a pharmaceutical partner with the appropriate GI clinical and scientific expertise for further development of Dextofisopam.  On October 21, 2009 the Company announced that it had engaged Cowen and Company as advisors to assist with accelerating a partnership arrangement for Dextofisopam.

Depending on the availability of financial, marketing and scientific resources, among other factors, Pharmos may license its technology or products to others and retain profit sharing, royalty, manufacturing, co-marketing, co-promotion or similar rights. Any such arrangements could limit Pharmos’ flexibility in pursuing alternatives for the commercialization of its products. Due to the often unpredictable nature of the collaborative process, Pharmos cannot be certain that it will be able to establish any additional collaborative arrangements or that, if established, any of these relationships will be successful.

Patents and Proprietary Rights

Proprietary protection generally has been important in the pharmaceutical industry, and the commercial success of products incorporating Pharmos' technologies may depend, in part, upon the ability to obtain strong patent protection.

Pharmos generally maintains, at its expense, U.S. and foreign patent rights with respect to both the licensed technology and its own technology and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. Pharmos also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop its competitive position. Pharmos' policy is to protect its technology by, among other things, filing, or requiring the applicable licensor to file, patent applications for technology that it considers important to the development of its business. Pharmos intends to file additional patent applications, when appropriate, relating to its technology, improvements to its technology and to specific products it develops.

The patent positions of pharmaceutical firms, including Pharmos, are uncertain and involve complex factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before or after the patent is issued. Consequently, Pharmos does not know whether any of the pending patent applications underlying the licensed technology will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the U.S. and elsewhere publish only 18 months after priority date, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, Pharmos cannot be certain that it or its licensors, as the case may be, were the first creators of inventions covered by pending and issued patents or that it or its licensors, as the case may be, were the first to file patent applications for such inventions. Moreover, it may be necessary for Pharmos to participate in interference proceedings declared by the U.S. Patent and Trademark Office in order to determine priority of invention. Involvement in these proceedings could result in substantial cost to Pharmos, even if the eventual outcomes are favorable to Pharmos. Because the results of the judicial process are often uncertain, we cannot be certain that a court of competent jurisdiction will uphold the patents, if issued, relating to the licensed technology, or that a competitor's product will be found to infringe those patents.

Other pharmaceutical and drug delivery companies and research and academic institutions may have filed patent applications or received patents in Pharmos' fields. If patents are issued to other companies that contain competitive or conflicting claims and those claims are ultimately determined to be valid, it is possible that Pharmos would not be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology.

Pharmos also relies upon trade secret protection for its confidential and proprietary information.  It is always possible that others will independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Pharmos' trade secrets.

It is Pharmos' policy to require its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting or advisory relationships with Pharmos.  These agreements generally provide that all confidential information developed or made known to the individual during the course of the individual's relationship with Pharmos is to be kept confidential and not disclosed to third parties except in specific circumstances. Further, these agreements provide for the maintenance of confidentiality following the termination of the individual’s relationship with Pharmos. In the case of employees and certain consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be the exclusive property of Pharmos. Due to the vital nature of trade secrets and the often uncertain results of the judicial process, we cannot be sure, however, that these agreements will provide meaningful protection or adequate remedies for Pharmos' trade secrets in the event of unauthorized use or disclosure of such information. Pharmos' patents and licenses underlying its potential products described herein are summarized below.

Dextofisopam to Treat IBS.   Dextofisopam is a novel non-serotonergic agent in development for the treatment of IBS.  Dextofisopam is the R-enantiomer of racemic tofisopam.  Pharmos holds an issued composition-of-matter patent in the United States on Dextofisopam which expires in 2019.  Pharmos owns certain counterpart foreign patents and patent applications, as well.  Pharmos has filed additional patent applications for the treatment of IBS in the United States, and abroad.

Tianeptine to Treat IBS or Functional Dyspepsia.  Tianeptine is a racemic molecule marketed and used outside the United States for the treatment of depression.  Pharmos’ patent protection for tianeptine consists of a United States method-of-use patent covering tianeptine and its two enantiomers for the treatment of IBS and non-ulcer dyspepsia.  This patent expires in 2024.  Additional foreign patents related to this United States patent are pending.

Government Regulation

FDA and Comparable Authorities in Other Countries

Regulation by governmental authorities in the U.S. and other countries is a significant factor in our ongoing research and development activities and in the production and marketing of our products.  Pharmaceutical products intended for therapeutic use in humans are governed in the U.S. by the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and by FDA regulations and by comparable agency regulations in other countries.  Specifically, in order to undertake clinical tests, and to produce and market products for human therapeutic or diagnostic use, mandatory procedures and safety standards established by the FDA and Department of Health and Human Services in the U.S. and comparable agencies in other countries must be implemented and followed.  These standards include protection of human research subjects.

The following is an overview of the steps that must be followed before a drug product may be marketed lawfully in the U.S.:

(i)	Preclinical studies including pharmacology, laboratory evaluation and animal studies to test for initial safety and efficacy;

(ii)	Submission to the FDA of an Investigational New Drug (IND) Application, which must become effective before human clinical trials may commence;

(iii)	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended application;

(iv)	Submission to the FDA of a New Drug Application (NDA), which application is not automatically accepted by the FDA for consideration; and

(v)	FDA approval of the New Drug Application prior to any commercial sale or shipment of the drug.

In addition to obtaining FDA approval for each product, each drug-manufacturing establishment must be registered or licensed by the FDA for each product sold within the US that is manufactured at that facility.  Manufacturing establishments are subject to inspections by the FDA and by other national and local agencies and must comply with current Good Manufacturing Practices (cGMPs) requirements that are applicable to the manufacture of pharmaceutical drug products and their components.

Preclinical studies include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulation.  The results of the preclinical studies are submitted to the FDA as part of an IND, and unless the FDA objects, the application will become effective 30 days following its receipt by the FDA. If the potential of addiction is found in the animal tests, then additional regulatory requirements may be imposed by the FDA and DEA.

Clinical trials involve the administration of the drug to healthy volunteers as well as to patients under the supervision of a qualified “principal investigator,” who is a medical doctor. Clinical trials in humans are necessary because effectiveness in humans may not always be gleaned from findings of effectiveness in animals. They are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated.  Each protocol is submitted to the FDA as part of the application. Each clinical study is approved and monitored by an independent Institutional Review Board (IRB) (Ethics Committee) at each clinical site. The IRB must consider, among other things, the process of obtaining the informed consents of each study subject, the safety of human subjects, the possible liability of the institution conducting a clinical study, as well as various ethical factors.

Clinical trials typically are conducted in three sequential phases, although the phases may overlap. In Phase I, the initial introduction of the drug to humans, the drug is tested in a small group of healthy volunteers for safety and clinical pharmacology such as metabolism and tolerance. Phase I trials may also yield preliminary information about the product’s effectiveness and dosage levels. Phase II involves detailed evaluation of safety and efficacy of the drug in patients with the disease or condition being studied. It also involves a determination of optimal dosage and identification of possible side effects in a larger patient group. Phase III trials consist of larger scale evaluation of safety and efficacy and usually require greater patient numbers and multiple clinical trial sites, depending on the clinical indications for which marketing approval is sought.

The process of completing clinical testing and obtaining FDA approval for a new product is likely to take a number of years and requires the expenditure of substantial resources. The FDA may grant an unconditional approval of a drug for a particular indication or may grant approval conditioned on further post-marketing testing. The FDA also may conclude that the submission is not adequate to support an approval and may require further clinical and preclinical testing, re-submission of the New Drug Application, and further review.  Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product for clinical indications other than those for which the product was approved initially.  This could delay the NDA approval process.

The 1962 amendments to the Federal Food, Drug and Cosmetic Act required for the first time that drug effectiveness be proven by adequate and well-controlled clinical trials. The FDA interpretation of that requirement is that at least two such trials are necessary to demonstrate effectiveness for approval of an NDA. This interpretation is based on the scientific need for independent substantiation of study results. However, Section 115 of FDAMA revised Section 505 of the Act to read, in pertinent part that “based on relevant science, data from one adequate and well-controlled clinical investigation and confirmatory evidence … are sufficient to establish effectiveness.”  The FDA has not issued comprehensive standards of testing conditions for pivotal trials.  The FDA maintains a preference for at least two adequate and well-controlled clinical trials.

Pharmos’ products will be subject to foreign regulatory approval before they may be marketed abroad. Marketing beyond the US is subject to regulatory requirements that vary widely from country to country. In the European Union, the general trend has been towards coordination of the common standards for clinical testing of new drugs. Centralized approval in the European Union is coordinated through the European Medicines Evaluation Agency (EMEA). The time required to obtain regulatory approval from comparable regulatory agencies in each country may be longer or shorter than that required for FDA or EMEA approval. Further, in certain markets, reimbursement may be subject to governmentally mandated prices.

Corporate History

Pharmos Corporation, (formerly known as Pharmatec, Inc.) a Nevada corporation, was incorporated under the laws of the State of Nevada on December 20, 1982.  On October 29, 1992, Pharmatec, the Nevada Corporation, completed a merger with a privately held New York corporation known as Pharmos Corporation founded by Dr. Haim Aviv (the name of the post-merger Nevada Corporation was changed to Pharmos Corporation).

Human Resources

As of December 31, 2009, Pharmos had 4 full-time employees in the U.S.

Pharmos’ employees are not covered by a collective bargaining agreement. To date, Pharmos has not experienced employment-related work stoppages and considers its employee relations to be excellent.

Public Funding and Grants

Pharmos’ subsidiary, Pharmos Ltd., has received certain funding from the Chief Scientist of the Israel Ministry of Industry and Trade (the Chief Scientist) for: (1) research and development of dexanabinol; (2) SubMicron Emulsion technology for injection and nutrition; (3) research relating to pilocarpine, dexamethasone and ophthalmic formulations for dry eyes; (4) research and development of CB2, including cannabinor. As of December 31, 2009, the total amounts received under such grants amounted to $17,897,830. Under the terms of the grant agreements, aggregate future royalty payments related to sales of products developed, if any, as a result of the grants are limited to $16,408,890 based on grants received through December 31, 2009. Pharmos will be required to pay royalties to the Chief Scientist ranging from 3% to 5% of product sales, if any, as a result of the research activities conducted with such funds.  Aggregate royalty payments per product are limited to the amount of funding received to develop that product and interest.  Additionally, funding by the Chief Scientist places certain legal restrictions on the transfer of know-how and the manufacture of resulting products outside of Israel.  With the closure of the Israel location, the Company will not be eligible for further OCS grants and received none in 2008 or 2009.

The Company closed its operations in Israel effective August 31, 2008 and has subsequently reconciled and repaid a Chief Scientist grant that was overpaid. All obligations of the Company have been settled except the requirement to pay royalties should any of the related technologies be licensed out and further developed.

Availability of SEC Filings

All reports filed by the Company with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 100 F Street NE, Washington, D.C., 20549. The company also provides copies of its Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge available through its website at http://investors.pharmoscorp.com/sec.cfm as soon as reasonably practicable after filing electronically such material with the SEC. Copies are also available, without charge, from Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ, 08830.

Properties

Pharmos is headquartered in Iselin, New Jersey, where it leases its executive offices from which the Company is managed.  The New Jersey lease expired on December 2009. The Company renewed the lease on a short term basis through June 30, 2010 with a provision that the landlord can recapture the space upon giving the Company thirty days notice.

In the opinion of management, the New Jersey facilities are sufficient to meet the current requirements of Pharmos.  In addition, management believes that because of the high level of available commercial office space it has sufficient ability to renew its present New Jersey lease or obtain suitable replacement facilities.

Previously, Pharmos also leased facilities used in the operation of its research, development and administrative activities in Rehovot, Israel.  The Rehovot lease was terminated effective January 31, 2009 through the exercise of an early termination clause in the lease. However, the landlord contested that proper notice had not been given. This matter has been settled with the landlord in Israel for the release of $38,000 from a restricted cash escrow account.

Legal Proceedings

None

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The Company’s Common Stock is traded on the Over the Counter Pink Sheets ( OTCBB) under the symbol “PARS.PK”. The Company was delisted from the Nasdaq Capital Market in March 2009 as it did not meet the requirements for continued listing.

 The following table sets forth the range of high and low sales prices per share for the Common Stock as reported on Nasdaq and OTCBB respectively during the periods indicated.

Year ended December 31, 2009	HIGH	LOW

4th Quarter	$.17	$.06
3rd Quarter	.48	.15
2nd Quarter	.30	.06
1st Quarter	.14	.03

Year ended December 31, 2008	HIGH	LOW

4th Quarter	$.20	$.08
3rd Quarter	.39	.16
2nd Quarter	.53	.36
1st Quarter	.94	.32

The high and low sales prices for the Common Stock from January 1, 2010 through March 1, 2010 were $.11 and $.07, respectively.  The closing price on March 1, 2010 was $.08.

On February 11, 2010, there were approximately 296 record holders of the Common Stock of the Company and approximately 10,401 beneficial owners of the Common Stock of the Company, based upon the number of shares of Common Stock held in “street name”.

The Company has paid no dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. The Company is not under any contractual restriction as to its present or future ability to pay dividends. The Company currently intends to retain any future earnings to finance the growth and development of its business.

PERFORMANCE GRAPH

The following graph compares the Company's cumulative stockholder's return for the five year period ended December 31, 2009 with the cumulative total return of the Nasdaq Equity Market Index and the Nasdaq Pharmaceuticals Index over the same period.

Selected Financial Data

	Year Ended December 31,
	2009		2008		2007		2006		2005
Revenues	—		—		—		—		—
Operating expenses	$(6,147,384)		$(11,100,184)		$(17,579,259)		$(37,542,519	) (1)	$(15,708,888)
Other income (expense), net	(821,431)		(193,348)		997,652		1,792,775		12,288,382	(2)
Loss before income taxes	(6,968,815)		(11,293,532)		(16,581,607)		(35,749,744)		(3,420,506)
Net loss	(3,054,334)		(10,089,406)		(15,625,825)		(35,136,969)		(2,929,872)
Net loss applicable to common shareholders	$(3,054,334	) (3)	$(10,089,406	) (3)	$(15,625,825	) (3)	$(35,136,969	) (3)	$(2,929,872	) (3)
Net loss per share applicable to common shareholders - basic and diluted	$(0.06)		$(0.39)		$(0.61)		$(1.74)		$(0.15)
Total assets	$4,689,022		$5,972,164		$12,374,959		$28,393,338		$48,990,772
Long term obligations	$1,000,000		$4,044,316		$410,594		$1,388,306		$1,125,551
Cash dividends declared	—		—		—		—		—
Average shares outstanding - basic and diluted	47,445,014		25,934,973		25,591,660		20,249,714		18,974,175

1.	The Company acquired in-process research and development in the Vela acquisition in October 2006. Vela results are consolidated from October 26, 2006 forward.

2.	Includes a $10.7 million milestone payment received in 2005 related to the sale of the ophthalmic product line in October 2001.

3.	Includes benefit of sales of Pharmos NJ Net Operating Loss in 2009, 2008, 2007, 2006 and 2005 of $3,914,481, $1,204,126, $955,782, $612,775 and $490,634, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion and analysis of our financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. We have based these forward-looking statements on our current expectations and projections of future events. Such statements reflect our current views with respect to future events and are subject to unknown risks, uncertainty and other factors that may cause results to differ materially from those contemplated in such forward looking statements. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements and the related notes thereto included elsewhere in this report.

Executive Summary

The results for the year ended December 31, 2009 and 2008 were a net loss of $3.1 million and $10.1 million or a loss per share of $.06 and $.39, respectively.

The operating expenses for 2009 were $6.1 million, primarily comprised of $4.4 million research and development expenses primarily relating to the commencement of the Dextofisopam Phase 2b clinical trial and $1.5 million of general and administration expenses.

Additionally $0.2 million was charged to in-process research and development as the value of the 2 million shares issued in November 2009, in connection with a milestone payment to former Vela shareholders.

In 2009, the majority of the Company’s research and development expenditures were spent on the advancement of the Dextofisopam Phase 2b clinical trial which concluded in September of 2009.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The listing below is not intended to be a comprehensive list of all of our accounting policies. The Company considers certain accounting policies related to stock-based compensation and the tax valuation allowance to be critical policies due to the estimation process involved in each.

In the quarter ended September 30, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification (ASC) and Hierarchy of Generally Accepted Accounting Principles”, which is now the single source of authoritative US GAAP for interim and annual periods. The adoption had no effects and the codification supersedes all existing non-SEC standards; new references are included in this report on Form 10-K.

Going Concern Considerations

The financial statements have been prepared on a going concern basis.  Except for 2001, the Company has experienced operating losses every year since inception in funding the research, development and clinical testing of our drug candidates. The Company had an accumulated deficit of $209.8 million as of December 31, 2009 and expects to continue to incur losses going forward. Such losses have resulted principally from costs incurred in research and development and from general and administrative expenses. Previously the Company had financed its operations with public and private offerings of securities, advances and other funding pursuant to an earlier marketing agreement with Bausch & Lomb, grants from the Office of the Chief Scientist of Israel, research contracts, the sale of a portion of its New Jersey net operating loss carryforwards (NOL’s), and interest income.  Although the Company received $3.9 million in December 2009 from the sale of their NOL’s and had approximately $4.6 million of cash and cash equivalents at December 31, 2009, the Company is largely dependent upon achieving a collaboration with a pharmaceutical partner or raising additional capital to either advance its lead compound, Dextofisopam, for the treatment of IBS or to advance other earlier stage intellectual property assets.   During the year, the Company engaged an investment advisor to assist with these strategies but has not been successful to date.  The Company has in the past pursued various funding and financing options; however management believes that future funding or financing options may be challenging because of the current environment.

Also, the Company does not currently have the finances and resources to complete full clinical trials for its lead compound, Dextofisopam. As a result it may decide to embark on smaller clinical trials for Dextofisopam or commence pre-clinical development on its other intellectual property assets which could further reduce the company’s current resources.

Accounting for Advance Payments for Goods or Services to be Used in Future Research and Development Activities.

FASB ASC Topic 730 requires companies involved in research and development activities to capitalize such non-refundable advance payments for goods and services pursuant to an executory contractual arrangement because the right to receive those services in the future represents a probable future economic benefit. Advance payments are capitalized until the goods have been delivered or the related services have been performed. This standard was effective January 1, 2007 under the previously issued EITF 07-03.  At December 31, 2009 and 2008 there was $0 and $519,000, respectively, in capitalized prepayments.

Equity based compensation

The Company follows the provisions of FASB Topic 718 on stock based compensation. Effective January 1, 2006, the Company adopted the provisions which established the financial accounting and reporting standards for stock-based compensation plans. This required the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including employee stock options and restricted stock units, and employee stock purchases related to the ESPP. Under the provisions of ASC Topic 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period of the entire award (generally the vesting period of the award). As of December 31, 2009, the total compensation costs related to non-vested awards not yet recognized is $460,000 which will be recognized over the next three and one-half years.

Options issued to non-employees other than directors are accounted for under the fair value method in accordance with ASC Topic 718 “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” Under the fair value method, compensation cost is measured at the grant date of the option based on the value of the award using the Black-Scholes method. Compensation cost is periodically remeasured as the underlying options vest in accordance with ASC Topic 718 and is recognized over the service period.

Tax Valuation Allowance

The Company has assessed the likelihood of realizing future taxable income and has determined that a 100% deferred tax valuation allowance is deemed necessary.  In the event the Company were to determine that it would be able to realize its deferred tax asset, an adjustment to the valuation allowance would increase income or decrease the loss in the period such determination is made.

Sale of New Jersey Net Operating Losses

The Company participates in the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”) administered by the New Jersey Economic Development Authority. The Program allows qualified technology and biotechnology businesses located in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. In 2009 the Company received net proceeds of $3,914,481 from the sale of New Jersey Net Operating Losses for the years 2004 through 2008 and there is $6,890,533 left from 2008 of operating losses to sell in future years, which at the 9% state tax rate equates to $620,148.

The proceeds will enable the Company to continue operations with its main focus on seeking a pharmaceutical partner to further the development of Dextofisopam.

Subsequent Events

In May 2009, the FASB established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (ASC Topic 855). It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The Company's adoption of these standards had no material impact on its financial position, results of operations and cash flows.

The Company has evaluated events and transactions that occurred between December 31, 2009 and March 3, 2010, which is the date the financial statements were issued, for possible disclosure and recognition in the financial statements.

Results of Operations

Years Ended December 31, 2009 and 2008

The Company recorded no product sales revenue and cost of sales during 2009 and 2008.

Research and development efforts in 2009 and 2008 were focused primarily on the Dextofisopam Phase IIb trial initiated in June 2007 with enrollment ongoing through April of 2009. In July of 2009 the trial officially ended and in September the results were released. The 2009 research and development expenses exclude expenses that were incurred in Israel in 2008 as those operations were closed in October 2008. Additionally the dextofisopam clinical trial costs extended through all of 2008 and only through September 2009 when the results were released. Consequently the research and development expenses in 2009 were significantly less than in 2008.

The Company considers major research & development projects to be those projects that have reached at least Phase II level of clinical development. In June 2007 the Company announced that patient screening had commenced in the Phase 2b trial for Dextofisopam for IBS. Through December 31, 2009 expenditures on this trial, from inception, amounted to $15,905,060.

During the year 2008 and 2009 the Company’s operations were considerably scaled back from 2007. The main focus was the continued enrollment of the Dextofisopam Phase 2b trial for IBS, using about 70 sites in the US. The Company’s operations in Israel were closed effective October 31, 2008. Prior to closure a limited amount of development work was performed on the CB2 program, primarily focused on enabling a license or sale. The Nano Emulsion Phase 2a clinical trial was completed and did not meet its endpoints. Further work on the Nano Emulsion drug delivery program was discontinued.

During 2008 and 2009 the Company lowered its general and administrative costs by streamlining operations, focusing on reducing all non core costs.

Gross expenses for other research and development projects in early stages of development for the year ended December 31, 2009 and 2008 were $0 and $1,385,284, respectively.  Research & development (R&D) expenses decreased by $4,606,105 or 51% from $9,028,705 in 2008 to $4,422,600 in 2009 due to the curtailment of research and development activities at the Israel location and focusing the financial assets on the Dextofisopam Phase IIb trial.  The decline reflects decreases in virtually every research and development category. The primary reductions include a $762,000 reduction in payroll, a $411,000 reduction in professional fees and consulting, a $2,976,000 reduction in clinical fees and a reduction of $457,000 in various facility related expenses.

In process research and development costs which were related to the Vela milestone increased by $180,000 from $0 in 2008 to $180,000 in 2009. On April 9, 2009 the last patients were enrolled in the Phase 2b trial thus triggering the following milestone: $1 million cash and 2 million shares of Pharmos common stock: Final patient enrolled in Phase 2b trial. The expense of the milestone of $180,000 was reflected in the Q1 2009 results while the payment of the cash portion of the milestone was deferred under an amendment to the acquisition agreement. Under the terms of the Vela acquisition agreement as amended, the 2 million shares were issued on November 2, 2009. The cash portion was also expensed in Q1 2009 but was reversed in Q4 2009 since it is not probable that the amended terms will be met in the foreseeable future, which includes receipt of at least $10 million cash upfront payment. Since the trial results were not successful, no other milestones have been achieved.

General and administrative expenses decreased by $428,773 or 22%, from $1,965,243 in 2008 to $1,536,470 in 2009.  The decrease in general and administrative expenses is due to a reduction in expenses in every expense category.  Significant reductions occurred in employee compensation ($200,000), professional & consulting fees ($294,000), facility related expenses $(90,000) and offset by an increase to the miscellaneous expenses of $155,000 when comparing 2009 to 2008.  The overall decline in employee headcount from 14 employees at the beginning of 2008 to 4 employees at the end of 2009 accounts for the decline in the employee compensation.  Lower professional & consulting fees in 2009 are due to reductions in the utilization of outside counsel of $102,000, a change in auditors which resulted in a $71,000 reduction and lower fees of $121,000 related to our Israel entity. Finally we incurred an increase in miscellaneous expenses in 2009 over 2008 as credits against miscellaneous expenses were greater in 2008 than in 2009. In 2008 we recorded gains of fixed assets and equipment lease income of $259,000 and in 2009 we reduced our expenses of $100,000 for an accrued marketing expense that will not be paid.

Other expense net, increased by $628,083 from an expense of $193,348 in 2008 to an expense of $821,431 in 2009.  Interest expense decreased by $265,202 from $490,537 in 2008 to $225,335 in 2009. The decrease in 2009 interest expense results from the retirement of convertible debentures in April 2009.  Interest income decreased by $247,339 from $255,751 in 2008 to $8,412 in 2009 due to the utilization of invested balances and lower interest rates in 2009. Debt conversion expense increased by $596,104 from $0 in 2008 to $596,104 in 2009 is attributable to the convertible debentures retired in April 2009. The conversion of the debentures at a reduced conversion price resulted in a debt conversion expense of $596,104 as the original conversion price of $0.70 was reduced to $0.275. Other income (expense) increased by $49,842 from income of $41,438 in 2008 to an expense of (8,404) in 2009. The majority of income in 2008 was attributable to a $30,000 sale of material from our Israel facility and the expenses in 2009 were attributable to translation losses on foreign currency.

The Company had an increase in income tax benefit by $2,710,355 from $1,204,126 in 2008 to $3,914,481 in 2009. The income tax benefit represents funds derived from the sale of Pharmos’ New Jersey State net operating losses.

Years Ended December 31, 2008 and 2007

The Company recorded no product sales revenue and cost of sales during 2008 and 2007.

Research efforts in 2008 and 2007 have been focused primarily on the Dextofisopam Phase IIb trial initiated in June 2007 with enrollment ongoing throughout 2008.  The major decrease in year-to-date operating expenses year–over-year reflects the curtailment of in-house research & development activities in 2008 and the manpower reduction initiatives taken in the second half of 2007 and the 2008 year. The Company’s operations in Israel were closed effective October 31, 2008 and all staff was terminated. Prior to that time in 2008 research and development activity was very limited.

The Company considers major research & development projects to be those projects that have reached at least Phase II level of clinical development.  In June 2007 the Company announced that patient screening had commenced in the Phase 2b trial for Dextofisopam for IBS with a target of 480 patients. Through December 31, 2008 expenditures on this trial, from inception, amounted to $11,861,481.

During the year 2008 the Company’s operations were considerably scaled back from 2007. The main focus was the continued enrollment of the Dextofisopam Phase 2b trial for IBS, using about 70 sites in the US. The Company’s operations in Israel were closed effective October 31, 2008. Prior to closure a limited amount of development work was performed on the CB2 program, primarily focused on enabling a license or sale. The Nano Emulsion Phase 2a clinical trial was completed and did not meet its endpoints. Further work on the Nano Emulsion drug delivery program was discontinued.

During 2008 the Company lowered its general and administrative costs by streamlining operations, focusing on reducing all non core costs.  Included in the 2007 general and administrative costs are costs relating to the departure of three senior executives. These payments were made under contractual agreements. In 2008 aggregate general and administrative costs are lower than in 2007 due in part to cost management efforts, several staff reduction initiatives, closing of the Israel location and the scaling back of activities not core to the Company’s research and development efforts.

Gross expenses for other research and development projects in early stages of development for the year ended December 31, 2008 and 2007 were $1,385,284 and $4,350,348, respectively.  Research & development (R&D) gross expenses decreased by $2,428,861 or 21% from $11,457,566 in 2007 to $9,028,705 in 2008 due to the curtailment of research and development activities at the Israel location and focusing the financial assets on the Dextofisopam Phase IIb trial.  The Company recorded research and development grants received from the Office of the Chief Scientist of Israel’s Ministry of Industry and Trade of $0 and $812,042 during 2008 and 2007, respectively, which reduced research and development expenses. The decrease in grants is directly related to the decrease in the underlying eligible activity in the Israel location for the grants in 2008 over 2007 as the Company focused more research funds on the US based Phase 2b clinical trial of Dextofisopam.  Total research and development expenses, net of grants, decreased by $1,616,819 or 15% from $10,645,524 in 2007 to $9,028,705 in 2008.

General and administrative expenses decreased by $4,733,358 or 71%, from $6,698,601 in 2007 to $1,965,243 in 2008.  The decrease in general and administrative expenses is due to a reduction in expenses in every expense category.  Significant reductions were seen in employee compensation ($2,714,000) and professional & consulting fees ($953,000) when comparing 2008 to 2007.  The decline in employee compensation reflects the departure of several executives in 2007, their related severance packages paid in 2007 and the overall decline in employee headcount from 51 employees at the beginning of 2007 to 5 employees at the end of 2008.  Lower professional & consulting fees in 2008 are primarily due to 2007 non recurring expenses for consulting agreements with a former employee of $410,000, reductions in the utilization of outside counsel of $170,000 and a 2007 consulting cost of $99,000 related to an IRS Section 382 Federal Net Operating Loss analysis.

Other income (expense) net, decreased by $1,191,000 from income of $997,652 in 2007 to expense of $193,348 in 2008.  Interest expense increased by $490,537 from $0 in 2007 to $490,537 in 2008. The increase in 2008 interest expense is a result of the convertible debentures issued in January 2008.  Interest income decreased by $682,561 from $938,312 in 2007 to $255,751 in 2008 due to the utilization of invested balances and lower interest rates in 2008.

The Company had an increase in income tax benefit by $248,344 from $955,782 in 2007 to $1,204,126 in 2008. The income tax benefit represents funds derived from the sale of Pharmos’ New Jersey State net operating losses.

Liquidity and Capital Resources

Except for 2001, the Company has experienced operating losses every year since inception in funding the research, development and clinical testing of our drug candidates. The Company had an accumulated deficit of $209.8 million as of December 31, 2009 and expects to continue to incur losses going forward. Such losses have resulted principally from costs incurred in research and development and from general and administrative expenses. Previously the Company had financed its operations with public and private offerings of securities, advances and other funding pursuant to an earlier marketing agreement with Bausch & Lomb, grants from the Office of the Chief Scientist of Israel, research contracts, the sale of a portion of its New Jersey net operating loss carryforwards (NOL’s), and interest income.  Although the Company received $3.9 million in December 2009 from the sale of their NOL’s and had approximately $4.6 million of cash and cash equivalents at December 31, 2009, the Company is largely dependent upon achieving a collaboration with a pharmaceutical partner or raising additional capital to either advance its lead compound, Dextofisopam, for the treatment of IBS or to advance other earlier stage intellectual property assets.   During the year, the Company engaged an investment advisor to assist with these strategies but has not been successful to date.  The Company has in the past pursued various funding and financing options; however management believes that future funding or financing options may be challenging because of the current environment.

Also, the Company does not currently have the finances and resources to complete full clinical trials for its lead compound, Dextofisopam. As a result it may decide to embark on smaller clinical trials for Dextofisopam or commence pre-clinical development on its other intellectual property assets which could further reduce the company’s current resources.

The following table describes the Company’s liquidity and financial position on December 31, 2009, and December 31, 2008:

	December 31, 2009	December 31, 2008
Working capital	$4,238,033	$4,232,549
Cash and cash equivalents	$4,629,486	$4,730,282
Convertible debentures	$1,000,000	$4,000,000

Current working capital position

As of December 31, 2009, the Company had working capital of $4.2 million consisting of current assets of $4.6 million and current liabilities of $0.4 million. This represents no net change from its working capital of $4.2 million on current assets of $5.8 million and current liabilities of $1.6 million as of December 31, 2008.

Current and future liquidity position

At December 31, 2009 the Company had approximately $4.6 million of cash and cash equivalents, which at current operating levels should be sufficient to continue operations at least through December 31, 2011. However, the Company’s success will be dependent upon achieving a pharmaceutical partnership for the advancement of its lead compound, Dextofisopam for the treatment of IBS. Further, the Company may embark on smaller clinical trials, the expense of which would reduce cash resources available.

The Company has in the past pursued various funding options, including additional equity offerings, strategic corporate alliances, and business combinations, as well as grants and the sale of some of its New Jersey net operating loss carry forwards. Future equity financings will be challenging because of the low market capitalization of the Company and the move from the Nasdaq market to trading on the over the counter Pink Sheets in March 2009.

Cash

At December 31, 2009, cash and cash equivalents totaled $4.6 million. At December 31, 2008 cash and cash equivalents totaled $4.7 million. This net decrease in cash of $0.1 million was due to the utilization of cash for operating activities offset by the proceeds from the sale of the NJ NOL and the equity financing.  The cash and cash equivalents will be used to finance future operating expenses.

Operating activities

Net cash used in operating activities for 2009 was $2.3 million compared to $11.0 million for 2008. The decrease is primarily attributed to lower research and development expenses and general and administrative expenses incurred in 2009. Research and development expenses declined from $9.0 million in 2008 to $4.4 million in 2009 while general and administrative expenses declined from $2.0 million in 2008 to $1.5 million in 2009.

Capital expenditures

Our capital expenditures for property, plant and equipment for 2009, 2008 and 2007 totaled approximately $0, $2,000 and $177,000 respectively for normal replacements and improvements.

Investing activities

In 2009 the only significant activity was the cash received related to the disposition of the Israeli fixed assets.

Financing activities

In April 2009 the proceeds from the issuance of common stock and warrants, net of issuance costs, were recorded in the amount of $1,779,777.

Common Stock Transactions

At the closing of the Vela Pharmaceuticals Inc. acquisition on October 25, 2006, the Company issued 6.5 million shares of common stock and paid $6 million to Vela shareholders.  Pharmos also agreed to reimburse Vela for $679,000 of operating expenses from July 1, 2006 through closing.  The amended Merger Agreement also includes additional performance-based milestone payments to the Vela stockholders related to the development of Dextofisopam, aggregating up to an additional $8 million in cash and the issuance of up to an additional 13,500,000 shares of Pharmos common stock.  In the event that such shares or payments are issued or funded in future periods, a determination will then be made as to whether the values are to be written off as in-process research and development and charged to results of operations; any such future charge could be material.  None of the conditions requiring issuance of these contingent shares or funding these payments had been met as of December 31, 2008 except for a $1.0 million milestone payment made by Pharmos due upon the study’s commencement.

On January 3, 2008, the Company entered into an Amendment to the Merger Agreement relating to its acquisition of Vela. The Amendment defers the payment by the Company of certain cash milestones payable by the Company to the former stockholders of Vela upon (A) the enrollment of the final patient in the Company’s current Phase 2b clinical trial for Dextofisopam ($1 million payment obligation) and (B) the successful completion of such Phase 2b trial ($2 million payment obligation). Payment of such cash milestones will be deferred until such time as (X) the Company has successfully entered into a strategic collaboration or licensing agreement with a third party for the development of Dextofisopam resulting in an upfront cash fee of at least $10 million, or a financing with net proceeds of at least such amount, and (Y) payment of one or both of the cash milestones would still leave the Company with at least one year’s operating cash. Additionally, the Company’s obligations to issue to the former Vela stockholders 2 million shares of Common Stock after final patient enrollment in the Dextofisopam Phase 2b clinical trial and was deferred until November 2009, and the 2 million patient enrollment milestone shares were issued in November 2009. Finally the 2.25 million shares of Common Stock after a successful Phase 2b trial milestone was not met as the Phase 2b dextofisopam trial did not meet its primary endpoints, as it did not meet the definition of a successful trial. Therefore the 2.25 million shares related to this milestone are not payable.

Other

In 2009, 2008, and 2007, the Company sold $49,707,690, $15,290,510 and $12,136,911, respectively, of its State Net Operating Loss carryforwards under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the Program). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. The proceeds from the sale in 2009, 2008, and 2007 were $3,914,481, $1,204,128 and $955,782, respectively and such amounts were recorded as a tax benefit in the consolidated statements of operations. The New Jersey State Governor must approve the Program each year on July 1st within the approval of the annual state budget.  The maximum amount of benefits a participant can apply to sell is capped at $10,000,000 annually per company. The remaining NOL’s which qualify under the program through 2008 amount to $6,890,541. When the 2009 tax returns are finalized they too will be included in the Company’s application to sell losses. We cannot be certain if we will be able to sell any of our remaining or future carryforwards under the Program.

Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more five-percent shareholders within a three-year period.  When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired.  The Company believes that substantially all of its Federal NOL is subject to restrictions as to future use in accordance with IRS Code Section 382.

Commitments and Long Term Obligations

 The table below sets out our current contractual obligations.

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Undetermined
Operating Leases	$45,945	$45,945	$-	$-	$-	$-
Convertible Debenture Interest	283,333	100,000	183,333
Convertible Debenture	1,000,000	-	1,000,000	-	-	-
Total	$1,329,278	$145,945	$1,183,333	$-	$-	$-

In connection with the acquisition of Vela Pharmaceuticals which closed on October 25, 2006 the Company is obligated to pay certain performance based milestones connected to the development of Dextofisopam.

The remaining potential future milestones are as follows:

•	$1 million cash + 2 million shares of Pharmos common stock: Final patient enrolled in Phase 2b trial (1)
•	$2 million cash + 2.25 million shares: Successful completion of Phase 2b (milestone not met)
•	$2 million + 2 million shares: NDA submission
•	$2 million cash +2.25 million shares: FDA approval
•	1 million shares: Approval to market in Europe or Japan
•	4 million shares: $100 million sales of Dextofisopam, when and if approved, in any 12-month period

(1) The milestone related the final patient was enrolled in the Dextofisopam Phase 2b trial was booked in the first quarter of 2009 as all probability criteria were met. The milestone had two components, a cash portion of $1,000,000 and a share portion of 2,000,000 shares valued at $180,000.  The total charge was $1,180,000. The shares were issued in November 2009. The payment of the cash portion was deferred until such time as 1) the Company successfully entered into a strategic collaboration or licensing agreement with a third party for the development of Dextofisopam resulting in an upfront cash fee of at least $10 million, and 2) payment of the cash milestone would still leave the Company with one year’s operating cash.

The Company recorded the milestone in the first quarter as it met the accounting requirements of under ACS 450. The results of the Phase 2b trial were announced in September 2009 and reported that while there was clearly drug activity, the trial did not achieve its primary endpoints. Cowen and Company were subsequently engaged to help the Company achieve a pharmaceutical partnership. Under the terms of the Vela acquisition agreement as amended, the 2 million shares were issued on November 2, 2009. The cash portion was also expensed in Q1 2009 but was reversed in Q4 2009 since it is not probable that the amended terms will be met in the foreseeable future, which includes receipt of at least $10 million cash upfront payment. Since the trial results were not successful, no other milestones have been achieved.

Management believes that the current cash and cash equivalents, totaling approximately $4.6 million as of December 31, 2009, will be sufficient to support the Company’s currently planned continuing operations through at least December 31, 2011.

The Company’s strategic focus is to seek a pharmaceutical partnership for its lead compound Dextofisopam for IBS-D. The Company may pursue strategic corporate alliances, and / or business combinations to advance the development of Dextofisopam.

New accounting pronouncements

Recently Issued Accounting Standards

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value ("ASU 2009-05"). ASU 2009-05 amends Accounting Standards Codification Topic 820, Fair Value Measurements. Specifically, ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: (1) a valuation technique that uses (a) the quoted price of the identical liability when traded as an asset or (b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or (2) a valuation technique that is consistent with the principles of Topic 820 of the Codification (e.g. an income approach or market approach). ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The adoption of this standard did not have an impact on the Company's financial statements other than the requisite disclosures.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements ("ASU 2009-13"). ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of Codification Subtopic 605-25 (previously included within EITF 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). The consensus to ASU 2009-13 provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management's estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. EITF 00-21 previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. Under EITF 00-21, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and allows for retroactive application. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In May 2008, the FASB issued standards relating to "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" These are covered by ASC Topic 470 (formerly FSP APB 14-1"). Topic 470 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. The standard was effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company adopted the standard in the first quarter of 2009. The adoption of this standard did not have an impact on the Company's financial position or results of operations.

Directors, Executive Officers and Corporate Governance

The directors, officers and key employees of the Company are as follows:

Name	Age	Position
Robert F. Johnston	73	Executive Chairman of the Board of Directors
S. Colin Neill	63	President, Chief Financial Officer, Secretary and Treasurer
Srinivas Akkaraju, MD, Ph.D*	41	Director
Anthony B. Evnin, Ph.D*	68	Director
Charles W. Newhall III	65	Director

*	Members of the Audit Committee

Robert F. Johnston became Executive Chairman of the Board of Directors of Pharmos in January 2008. Mr. Johnston, a venture capitalist, is President of Johnston Associates which he founded in 1968 to provide financing for emerging companies in the biotechnology and healthcare fields. Mr. Johnston was a founder and Chairman of Vela Pharmaceuticals, Inc., which merged into Pharmos in late 2006, and has founded numerous public companies including Sepracor, Cytogen, I-STAT (sold to Abbott), Ecogen, Genex and Envirogen (sold to Shaw Environmental). He also played an active and key role in the early formations of private companies such as Sonomed, Immunicon (sold to J&J), PharmaStem (formerly Biocyte), ExSAR and Targent. Mr. Johnston served as CEO of Cytogen from July 1988 to April 1989. He is also a member of the Advisory Council of the Department of Molecular Biology at Princeton University.  Mr. Johnston is a founder and President of Educational Ventures, a foundation focused on funding improvements in the educational system; and Vice-Chairman of Center for Education Reform (CER) an advocate for charter schools. Mr. Johnston received his B.A from Princeton University and his M.B.A. from New York University.

S. Colin Neill became President of Pharmos in January 2008, and has served as Chief Financial Officer, Secretary, and Treasurer of Pharmos since October 2006. Prior to becoming President, he also served as Senior Vice President from October 2006 to January 2008. From September 2003 to October 2006, Mr. Neill served as Chief Financial Officer, Treasurer and Secretary of Axonyx Inc., a biopharmaceutical company that developed products and technologies to treat Alzheimer's disease and other central nervous system disorders, where he played an integral role in the merger between Axonyx and TorreyPines Therapeutics Inc., a privately-held biopharmaceutical company. Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a $100 million publicly traded global contract research organization in the drug development business, from 1998 to its successful sale in 2001. Following that sale from April 2001 to September 2003 Mr. Neill served as an independent consultant assisting small start-up and development stage companies in raising capital. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a $3.5 billion US subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a $2.5 billion British owned industrial gas company with substantial operations in the health care field. Mr. Neill served four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland. Mr. Neill serves on the board of Pro Pharmaceuticals, Inc. and from April 2004 to June 2008 on the board of OXIS International, Inc.

Srinivas Akkaraju, M.D., Ph.D., a director since October 2006, is a Managing Director of New Leaf Venture Partners. Dr. Akkaraju joined New Leaf in January 2009.  Previously he was a managing director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, and a private equity division of JPMorgan Chase & Co. Panorama Capital is advising J.P. Morgan Partners as to its investment in the Company. Prior to August 1, 2006, Dr. Akkaraju was a Partner with J.P. Morgan Partners, LLC which he joined in April 2001. Prior to JPMorgan Partners, LLC, from October 1998 to April 2001, Dr. Akkaraju was in the Business and Corporate Development group at Genentech, Inc. where he served in various capacities, most recently as Senior Manager and project team leader for one of Genentech’s clinical development products. Dr. Akkaraju is currently a member of the Board of Directors of Seattle Genetics, Inc., and several private biotechnology companies. Dr. Akkaraju received his undergraduate degrees in Biochemistry and Computer Science from Rice University and his M.D. and Ph.D. in Immunology from Stanford University.

Anthony B. Evnin, Ph.D., a director since October 2006, is a Partner of Venrock, a venture capital firm, where he has been a Partner since 1975. He is currently a member of the Board of Directors of Icagen, Inc. and Infinity Pharmaceuticals, Inc. as well as being on the Board of Directors of a number of private companies. Dr. Evnin is a Trustee of The Rockefeller University, a Trustee Emeritus of Princeton University, and a Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. He received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

Charles W. Newhall, III, a director since October 2006, co-founded New Enterprise Associates (NEA). Founded in 1977, Baltimore-based NEA is one of the largest Venture Capital firms in the United States. To date Mr. Newhall has served as a director of over 40 venture backed companies. Many have gone public and have been acquired. Several of these companies achieved market capitalizations in excess of $1 billion. He also started several healthcare information technology companies like PatientKeeper, TargetRx, and LifeMetrix. Some of his current board memberships include Vitae Pharmaceuticals, Supernus Pharmaceuticals, Bravo Health, TargetRx, Sensors for Medicine and Science, and BrainCells Inc. In 1986 he founded the Mid-Atlantic Venture Capital Association (MAVA), which now has over 80 venture capital firms that are members, and is one of the most active regional venture associations in the country. He is Chairman Emeritus of MAVA. Before NEA, Mr. Newhall was a Vice President of T. Rowe Price. He served in Vietnam commanding an independent platoon including an initial reconnaissance of Hamburger Hill. His decorations include the Silver Star and Bronze Star V (1st OLC). He received an MBA from Harvard Business School, and an Honors Degree in English from the University of Pennsylvania.

Role of the Board; Corporate Governance Matters

It is the paramount duty of the Board of Directors to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors set standards to ensure that the Company is committed to business success through maintenance of the highest standards of responsibility and ethics.

Members of the Board bring to the Company a wide range of experience, knowledge and judgment. The governance structure in the Company is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. The key practices and procedures of the Board are outlined in the Company’s Code of Ethics and Business Conduct, which is available on the Company’s website at www.pharmoscorp.com.  Click “Investors,” and then “Corporate Governance.”

Board Committees

The Board has a standing Compensation Committee, Governance and Nominating Committee and Audit Committee.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s stock option plans.  Members of the Compensation Committee are Messrs. Newhall and Evnin.

The Governance and Nominating Committee, created by the Board in February 2004, assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement the Company’s corporate governance guidelines. Members of the Governance and Nominating Committee are Messrs. Newhall and Evnin.

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent registered public accounting firm and evaluating the Company’s accounting policies and its system of internal controls.  The Audit Committee is comprised of two members: Messrs. Evnin and Akkaraju, both of whom are independent directors.  Mr. Evnin is the designated “audit committee financial expert” under Item 407(d)(5) of Regulation S-K.  Mr. Evnin is considered “independent”.

The Audit Committee, Compensation Committee and Governance and Nominating Committee each operate under written charters adopted by the Board.  These charters are available on the Company’s website at www.pharmoscorp.com.  Click “Investors,” and then “Corporate Governance.”

Code of Ethics

As part of our system of corporate governance, our Board of Directors has adopted a Code of Ethics and Business Conduct that is applicable to all employees and specifically applicable to our chief executive officer, president, chief financial officer and controllers.  The Code of Ethics and Business Conduct is available on the Company’s website at www.pharmoscorp.com.  Click “Investors,” and then “Corporate Governance.” We intend to disclose any changes in or waivers from our Code of Ethics and Business Conduct by filing a Form 8-K or by posting such information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

No person who, during the fiscal year ended December 31, 2009, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the Company’s Common Stock which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”), failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year.  The foregoing is based solely upon a review by the Company of Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of the President, Chief Executive Officer and Executive Chairman of the Company in 2009 and the two previous years, as well as all other executive officers of the Company who received compensation in excess of $100,000 for 2009.
Name/Principal Position	Year	Salary		Bonus		Option Awards	All Other Compensation		Total Compensation

S. Colin Neill (1)	2009	$300,000		$80,000		$56,383	$21,967	(3)	$458,350
President,	2008	$300,000		-		$38,426	$21,517	(3)	$359,943
Chief Financial Officer,	2007	$265,000		$75,000	(2)	$31,036	$20,712	(3)	$391,748
Secretary & Treasurer

Elkan R. Gamzu, Ph.D,	2009	-		-		-	-		-
Former Director and former	2008	-		-		-	-		-
Chief Executive Officer	2007	$452,500	(4)			$18,346	$6,750	(5)	$477,596

Robert F. Johnston	2009	-		$80,000		$61,685	-		$141,685
Executive Chairman	2008	-		-		$27,681	-		$27,681
	2007	-		-		-	-		-

(1)	Mr. Neill joined Pharmos Corporation in October 2006. He became President in January 2008.
(2)	Consists of $50,000 in cash and 75,000 shares of common stock valued at $25,000.
(3)
In 2009, consists of $7,350 in 401k employer contribution, $5,617 in life insurance and $9,000 in automobile allowance. In 2008, consists of $6,900 in 401k employer contribution, $5,617 in life insurance and $9,000 in automobile allowance.  In 2007, consists of $6,750 in 401k employer contribution, $4,962 in life insurance and $9,000 in automobile allowance.

(4)	Dr. Gamzu served as Chief Executive Officer from March 2007 to January 2008. Dr. Gamzu’s compensation consists of $252,500 in salary and $200,000 in employment contract severance payments.
(5)	Consists of 401k employer contribution.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

S. Colin Neill (1)	5/11/2009	600,000	$0.22	$105,820
Robert F. Johnston (2)	5/11/2009	1,200,000	$0.22	$264,000

(1)  25% of the options granted to Mr. Neill vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.
(2) Robert F. Johnston, the executive chairman was granted a restricted stock award of 1,200,000 shares on May 11, 2009.

All option grants in 2009 were made under the Company’s 2000 Stock Option Plan.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
None	-	$ -	-	-

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity Incentive Plan awards: Number of securities underlying unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That have not vested ($)

S. Colin Neill	0	600,000	(1)	600,000	$0.22	5/11/2019
	56,875	73,125	(2)	130,000	$0.35	1/23/2018
	27,500	12,500	(3)	40,000	$1.84	1/17/2017
	75,000	15,000	(4)	90,000	$1.75	10/5/2016
	159,375	700,625		860,000

Robert F. Johnston (6)	194,444	155,556	(5)	350,000	$0.35	1/23/2018	1,200,000	$264,000

(1)       25% of the options were scheduled to vest upon the first anniversary of the grant date May 11, 2009 with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.
(2)       25% of the options were scheduled to vest upon the first anniversary of the grant date January 23, 2008 with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.
(3)       25% of the options granted vested upon the first anniversary of the grant date of January 17, 2007 with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.
(4)       The remaining options are scheduled to vest in seven equal increments on a quarterly basis beginning on January 5, 2009.
(5)       One third of the options granted to Mr. Johnston vested immediately with the remaining two thirds of the grant vesting ratably on a quarterly basis over the three years commencing on the first anniversary of the grant.
(6)       On May 11, 2009, Robert F. Johnston was granted a restrictive stock award of 1,200,000 shares vesting over four years.

Stock Option Plans

It is currently the Company’s policy that all full time key employees are considered annually for the possible grant of stock options, depending upon employee performance. The criteria for the awards are experience, uniqueness of contribution to the Company and level of performance shown during the year. Stock options are intended to generate greater loyalty to the Company and help make each employee aware of the importance of the business success of the Company.

As of December 31, 2009, 3,647,155 options to purchase shares of the Company’s Common Stock were outstanding under various option plans. During 2009, the Company granted 1,050,000 options to purchase shares of its Common Stock to employees, directors and consultants.

A summary of the various established stock option plans is as follows:

1992 Plan.  The maximum number of shares of the Company’s Common Stock available for issuance under the 1992 Plan is 150,000 shares, subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 1992 Plan that expire or terminate would again be available for options to be issued under the 1992 Plan. As of December 31, 2009, there were no options outstanding to purchase the Company’s Common Stock under this plan. The Company does not plan to issue any additional options from the 1992 Plan.

1997 Plan and 2000 Plan.  The 1997 Plan and the 2000 Plan are each administered by a committee appointed by the Board of Directors (the “Compensation Committee”).  The Compensation Committee will designate the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations. All stock options grants during 2006 were made from the 2000 Plan. The Company does not plan to issue any additional options from the 1997 Plan.

The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 300,000 shares, as amended, and under the 2000 Plan, as amended, is 4,700,000 shares. Each plan is subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 1997 Plan and the 2000 Plan that expire or terminate will again be available for options to be issued under each Plan.

The price at which shares of Common Stock may be purchased upon exercise of an incentive stock option must be at least 100% of the fair market value of Common Stock on the date the option is granted (or at least 110% of fair market value in the case of a person holding more than 10% of the outstanding shares of Common Stock (a “10% Stockholder”).

The aggregate fair market value (determined at the time the option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time in any calendar year by an optionee under the 1997 Plan, the 2000 Plan or any other plan of the Company or a subsidiary, shall not exceed $100,000.  The Compensation Committee will fix the time or times when, and the extent to which, an option is exercisable, provided that no option for annual option grants will be exercisable earlier than one year or later than ten years after the date of grant (or five years in the case of a 10% Stockholder).  The option price is payable in cash or by check to the Company.  However, the Board of Directors may grant a loan to an employee, other than an executive officer, pursuant to the loan provision of the 1997 Plan or the 2000 Plan, for the purpose of exercising an option or may permit the option price to be paid in shares of Common Stock at the then current fair market value, as defined in the 1997 Plan or the 2000 Plan.

Under the 1997 Plan, upon termination of an optionee’s employment or consultancy, all options held by such optionee will terminate, except that any option that was exercisable on the date employment or consultancy terminated may, to the extent then exercisable, be exercised within three months thereafter (or one year thereafter if the termination is the result of permanent and total disability of the holder), and except such three month period may be extended by the Compensation Committee in its discretion.  If an optionee dies while he is an employee or a consultant or during such three-month period, the option may be exercised within one year after death by the decedent’s estate or his legatees or distributees, but only to the extent exercisable at the time of death.  The 2000 Plan provides that the Compensation Committee may in its discretion determine when any particular stock option shall expire.  A stock option agreement may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service to the Company or death or any other circumstances.

The 1997 Plan and the 2000 Plan each provides that outstanding options shall vest and become immediately exercisable in the event of a “sale” of the Company, including (i) the sale of more than 75% of the voting power of the Company in a single transaction or a series of transactions, (ii) the sale of substantially all assets of the Company, (iii) approval by the stockholders of a reorganization, merger or consolidation, as a result of which the stockholders of the Company will own less than 50% of the voting power of the reorganized, merged or consolidated company.

The Board of Directors may amend, suspend or discontinue the 1997 Plan, but it must obtain stockholder approval to (i) increase the number of shares subject to the 1997 Plan, (ii) change the designation of the class of persons eligible to receive options, (iii) decrease the price at which options may be granted, except that the Board may, without stockholder approval accept the surrender of outstanding options and authorize the granting of new options in substitution therefore specifying a lower exercise price that is not less than the fair market value of Common Stock on the date the new option is granted, (iv) remove the administration of the 1997 Plan from the Compensation Committee, (v) render any member of the Compensation Committee eligible to receive an option under the 1997 Plan while serving thereon, or (vi) amend the 1997 Plan in such a manner that options issued under it intend to be incentive stock options, fail to meet the requirements of Incentive Stock Options as defined in Section 422 of the Code.

The Board of Directors may amend, suspend or discontinue the 2000 Plan, but it must obtain stockholder approval to (i) increase the number of shares subject to the 2000 Plan or (ii) change the designation of the class of persons eligible to receive options.

Under current federal income tax law, the grant of incentive stock options under the 1997 Plan or the 2000 Plan will not result in any taxable income to the optionee or any deduction for the Company at the time the options are granted.  The optionee recognizes no gain upon the exercise of an option.  However the amount by which the fair market value of Common Stock at the time the option is exercised exceeds the option price is an “item of tax preference” of the optionee, which may cause the optionee to be subject to the alternative minimum tax.  If the optionee holds the shares of Common Stock received on exercise of the option at least one year from the date of exercise and two years from the date of grant, he will be taxed at the time of sale at long-term capital gains rates, if any, on the amount by which the proceeds of the sale exceed the option price.  If the optionee disposes of the Common Stock before the required holding period is satisfied, ordinary income will generally be recognized in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the option price, or, if the disposition is a taxable sale or exchange, the amount of gain realized on such sale or exchange if that is less.  If, as permitted by the 1997 Plan or the 2000 Plan, the Board of Directors permits an optionee to exercise an option by delivering already owned shares of Common Stock valued at fair market value) the optionee will not recognize gain as a result of the payment of the option price with such already owned shares.  However, if such shares were acquired pursuant to the previous exercise of an option, and were held less than one year after acquisition or less than two years from the date of grant, the exchange will constitute a disqualifying disposition resulting in immediate taxation of the gain on the already owned shares as ordinary income.  It is not clear how the gain will be computed on the disposition of shares acquired by payment with already owned shares.

2001 Employee Stock Purchase Plan.  The 2001 Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.  All employees of the Company, its Pharmos Ltd. subsidiary or any other subsidiaries or affiliated entities who have completed 180 consecutive days of employment and who customarily work at least 20 hours per week will be eligible to participate in the 2001 Plan, except for any employee who owns five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary on the date a grant of a right to purchase shares under the 2001 Plan (Right) is made.  There currently are no such employees with such large holdings.  Participation by officers in the 2001 Plan will be on the same basis as that of any other employee. No employee will be granted a Right which permits such employee to purchase shares under the 2001 Plan at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such Right is granted) for each calendar year in which such Right is outstanding. Each Right will expire if not exercised by the date specified in the grant, which date will not exceed 27 months from the date of the grant. Rights will not be assignable or transferable by a participating employee, other than in accordance with certain qualified domestic relations orders, as defined in the Code, or by will or the laws of descent and distribution.

The total number of shares reserved for issuance under the 2001 Plan is 100,000 shares.  Under the 2001 Plan, for any given calendar year, a participating employee can only be granted Rights to purchase that number of shares which, when multiplied by the exercise price of the Rights, does not exceed more than 10% of the employee’s base pay. To date, the Company has issued 12,560 shares of its common stock under the 2001 Plan. The Company did not issue any shares under the 2001 Plan in 2009 and 2008.

From time to time, the Board of Directors may fix a date or a series of dates on which the Company will grant Rights to purchase shares of Common Stock under the 2001 Plan at prices not less than 85% of the lesser of (i) the fair market value of the shares on the date of grant of such Right or (ii) the fair market value of the shares on the date such Right is exercised.

The 2001 Plan also provides that any shares of Common Stock purchased upon the exercise of Rights cannot be sold for at least six months following exercise, to avoid potential violations of the “short swing” trading provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

The Board of Directors or a committee to which it delegates its authority under the 2001 Plan will administer, interpret and apply all provisions of the 2001 Plan. The Board has delegated such authority to the Compensation and Stock Option Committee.

The Board of Directors may amend, modify or terminate the 2001 Plan at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing Rights of any participating employee, except that in the case of a participating employee of a foreign subsidiary of the Company, the 2001 Plan may be varied to conform with local laws. In addition, subject to certain appropriate adjustments to give effect to relevant changes in the Company’s capital stock, no amendments to the 2001 Plan may be made without stockholder approval if such amendment would increase the total number of shares offered under the 2001 Plan or would render Rights “unqualified” for special tax treatment under the Code.

No taxable income will be recognized by a participant either at the time a Right is granted under the 2001 Plan or at the time the shares are purchased. Instead, tax consequences are generally deferred until a participant disposes of the shares (e.g., by sale or gift). The federal income tax consequences of a sale of shares purchased under the 2001 Plan will depend on the length of time the shares are held after the relevant date of grant and date of exercise, as described below.

If shares purchased under the 2001 Plan are held for more than one year after the date of purchase and more than two years from the date of grant, the participant generally will have taxable ordinary income on a sale or gift of the shares to the extent of the lesser of: (i) the amount (if any) by which the fair market value of the stock at the date of grant exceeds the exercise price paid by the participant; or (ii) the amount by which the fair market value of the shares on the date of sale or gift exceeds the exercise price paid by the participant for the shares.  In the case of a sale, any additional gain will be treated as long-term capital gain.  If the shares are sold for less than the purchase price, there will be no ordinary income, and the participant will have a long-term capital loss for the difference between the purchase price and the sale price.

If the stock is sold or gifted within either one year after the date of purchase or two years after the date of grant (a “disqualifying disposition”), the participant generally will have taxable ordinary income at the time of the sale or gift to the extent that the fair market value of the stock at the date of exercise was greater than the exercise price.  This amount will be taxable in the year of sale or disposition even if no gain is realized on the sale, and the Company would be entitled to a corresponding deduction.  A capital gain would be realized upon the sale of the shares to the extent the sale proceeds exceed the fair market value of those shares on the date of purchase.  A capital loss would be realized to the extent the sales price of the shares disposed of is less than the fair market value of such shares on the date of purchase. Special tax consequences may follow from dispositions other than a sale or gift.

2009 Incentive Compensation Plan.

Under the 2009 Plan, the total number of shares of common stock of our company reserved and available for delivery is 8,000,000 shares. The foregoing limit shall be increased by the number of shares of common stock with respect to which awards previously granted under the 2009 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by our company or a related entity, or with which our company or any related entity combines, do not reduce the limit on grants of awards under the 2009 Plan. The 2009 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m).

The persons eligible to receive awards under the 2009 Plan are the officers, directors, employees, consultants and other persons who provide services to our company or any related entity. An employee on leave of absence may be considered as still in the employ of our company or a related entity for purposes of eligibility for participation in the 2009 Plan.

The 2009 Plan is to be administered by the Compensation Committee, provided, however, that except as otherwise expressly provided in the 2009 Plan, our Board of Directors may exercise any power or authority granted to the Compensation Committee under the 2009 Plan. Subject to the terms of the 2009 Plan, the Compensation Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2009 Plan, construe and interpret the 2009 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the 2009 Plan.

The Compensation Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee, but must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the 2009 Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the fair market value of common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported or the average of the closing bid and asked prices for the common stock quoted by an established quotation service for over-the-counter securities, if the common stock is not then traded on a national securities exchange, or, in the discretion of the Committee, the last sale price or the closing price. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Compensation Committee. The Compensation Committee, thus, may permit the exercise price of options awarded under the 2009 Plan to be paid in cash, shares, other awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding awards or other property having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time.

The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the Compensation Committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the Compensation Committee.

The Compensation Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of company obligations to pay cash under the 2009 Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

The Compensation Committee or our Board of Directors is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Compensation Committee determines the terms and conditions of such awards.

The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Compensation Committee upon the grant of the performance award; provided however, that a performance period cannot be shorter than 12 months or longer than 5 years. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the Compensation Committee.

Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our company’s obligations under the 2009 Plan. The Compensation Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. awards granted under the 2009 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

Awards under the 2009 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant awards in exchange for other awards under the 2009 Plan, awards under other company plans, or other rights to payment from our company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Employment Contracts

S. Colin Neill. In October 2006, the Compensation and Stock Option Committees of the Board of Directors recommended, and the Board approved, a one year employment agreement for Mr. Neill as full time Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company.  Mr. Neill’s initial base compensation was $265,000. The other provisions of Mr. Neill’s employment agreement relate to benefits, severance arrangements, automatic renewal and confidentiality and non-competition obligations. Mr. Neill received a sign-on bonus of $20,000 in October 2006.  Mr. Neill was named President on January 3, 2008 and retained all previous titles and positions.

Compensation of Directors

Our Director Compensation policy is as follows:

1.
At the election of each Director, either (i) 20,000 fully vested ten-year stock options are granted in January and 20,000 fully vested ten-year stock options are granted on July 1, or (ii) a cash payment of $6,000 is made in January and $6,000 on July 1; and

2.
The Chairman of the Audit Committee will be granted an additional 5,000 fully vested ten-year stock options in January and 5,000 fully vested ten-year stock options on July 1; and the Chairmen of the Compensation and the Governance and Nominating Committees will each be granted an additional 2,500 fully vested ten-year stock options in January and 2,500 fully vested ten-year stock options on July 1.

DIRECTOR COMPENSATION FOR 2009

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash($)	Option Awards ($) (1)		Total ($)	Number of Shares
Srinivas Akkaraju, M.D., Ph.D.	0	$15,728	(2)	$15,728	140,000
Anthony B. Evnin, Ph.D.	0	$15,071		$15,071	52,500
Charles W. Newhall, III	0	$14,060		$14,060	47,500

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 in accordance with FAS ASC Topic 718, and thus includes amounts from awards granted in and prior to 2009.  All options awarded to Directors in 2009 remained outstanding at fiscal year-end.

(2)
In addition to his regular compensation for service on the Board of Directors, Dr Akkaraju was granted 100,000 ten-year options in May 2009 for providing special service and advice to the Board in his capacity as a Director.

At December 31, 2009 the aggregate number of director options was 430,000 which consisted of the following breakdown (Akkaraju 200,000, Evnin 117,500 and Newhall 112,500).

The fair value of the director options awarded during 2009 was as follows: Akkaraju $23,761, Evnin $8,406 and Newhall $7,395.

The Executive Chairman, Robert F. Johnston, is not an independent director. At December 31, 2009 he had a total of 350,000 shares of options outstanding.

Director Retirements and New Director Appointment in 2009

None

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee in 2009 were Anthony B. Evnin and Charles W. Newhall, III.  There were no interlocks on the Compensation and Stock Option Committee in 2009.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information concerning our equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	3,685,130	$2.42	8,872,568
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,685,130	$2.42	8,872,568

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 3, 2010, except as set forth in the footnotes, by (i) each person who was known by the Company to own beneficially more than 5% of any class of the Company’s Stock, (ii) each of the Company’s executive officers and Directors, and (iii) all current Directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares listed next to such person’s name.
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percentage of Total (1)
Robert F. Johnston c/o Pharmos Corporation 99 Wood Avenue South, Suite 311, Iselin, NJ 08830	18,025,118	(2)	27.5%
Srinivas Akkaraju, M.D., Ph.D. c/o Panorama Management, LLC 2440 Sand Hill Road, Suite 302, Menlo Park, CA 94025	116,250	(3)	*
Anthony B. Evnin c/o Venrock Associates 530 Fifth Avenue, 22nd Floor, New York, NY 10036	13,656,886	(4)	21.5%
Charles W. Newhall, III c/o New Enterprise Associates 1119 St. Paul Street, Baltimore, MD 21202	22,422,341	(5)	33.2%
S. Colin Neill c/o Pharmos Corporation 99 Wood Avenue South, Suite 311, Iselin, NJ 08830	257,499	(6)	*
All Current Directors and Executive Officers as a group (five persons)	54,478,094	(7)	69.6%
New Enterprise Associates 10, LP 1119 St. Paul Street, Baltimore, MD 21202	22,288,591	(8)	33.1%
Venrock Assoicates Venrock Associates III LP Venrock Entrepreneurs Fund III LP 530 Fifth Avenue, 22nd Floor, New York, NY 10036	13,518,136	(9)	21.3%

* Less than 1%.

(1)
Based on 59,438,213 shares of common stock outstanding as of March 3, 2010, plus each individual’s warrants or options which are either currently exercisable or will be exercisable within 60 days of the date set forth above.  Assumes that no other individual will exercise any warrants and/or options.

(2)
Consists of 5,811,230 outstanding shares, 213,888 shares issuable upon exercise of currently exercisable options, and 6,000,000 outstanding shares and 6,000,000 currently exercisable warrants held by Demeter Trust.

(3)	Consists of 116,250 shares issuable upon exercise of currently exercisable options.

(4)	Consists of shares beneficially owned by Venrock Associates, Venrock Associates III LP and Venrock Entrepreneurs Fund III LP and 138,750 shares issuable upon exercise of currently exercisable options.

(5)	Consists of shares beneficially owned by New Enterprise Associates 10, LP and 133,750 shares issuable upon exercise of currently exercisable options.

(6)	Consists of 75,000 outstanding shares and 182,499 shares issuable upon exercise of currently exercisable options.

(7)	Consists of 35,692,957 outstanding shares, 785,137 shares issuable upon exercise of currently exercisable options and 18,000,000 shares issuable upon exercise of currently exercisable warrants.

(8)	Consists of 14,288,591 outstanding shares and 8,000,000 shares issuable upon exercise of currently exercisable warrants.

(9)	Consists of 9,518,136 outstanding shares and 4,000,000 shares issuable upon exercise of currently exercisable warrants.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Eilenberg & Krause LLP, New York, New York.

EXPERTS

The financial statements included in this prospectus for the year ended December 31, 2009 have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    The financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our internet address is www.pharmoscorp.com.  We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.  Our web address is included in this document as an inactive textual reference only.

Pharmos Corporation
Index to Consolidated Financial Statements

Reports of Independent Registered Public Accounting Firms	F-2
Consolidated balance sheets as of December 31, 2009 and 2008	F-4
Consolidated statements of operations for the years ended
December 31, 2009, 2008 and 2007	F-5
Consolidated statements of changes in shareholders’ equity
for the years ended December 31, 2009, 2008 and 2007	F-6
Consolidated statements of cash flows for the years ended
December 31, 2009, 2008, and 2007	F-7
Notes to consolidated financial statements	F-8

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Shareholders of Pharmos Corporation
Iselin, New Jersey

We have audited the accompanying consolidated balance sheet of Pharmos Corporation and its subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pharmos Corporation and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company is largely dependent upon ultimately achieving a collaboration with a pharmaceutical partner or raising additional capital to either advance its lead compound or to advance other earlier stage compounds. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

Friedman LLP
East Hanover, NJ
February 22, 2010

Report of Independent Registered Public Accounting Firm

To The Board of Directors and
Shareholders of Pharmos Corporation

In our opinion, the consolidated balance sheet as of December 31, 2008 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of two years in the period ended December 31, 2008 present fairly, in all material respects, the financial position of Pharmos Corporation and its subsidiaries at December 31, 2008 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for advance payments for research and development activities in 2008, for share-based compensation in 2006, and for uncertain tax positions in 2007.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
New York, New York
February 25, 2009

PHARMOS CORPORATION
Consolidated Balance Sheets
	December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$4,629,486	$4,730,282
Restricted cash	-	38,998
Prepaid expenses and other current assets	25,678	1,049,898
Total current assets	4,655,164	5,819,178

Fixed assets, net	1,379	9,692
Other assets	32,479	143,294

Total assets	$4,689,022	$5,972,164

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$73,717	$883,966
Accrued expenses	148,414	615,663
Accrued wages and other compensation	195,000	87,000
Total current liabilities	417,131	1,586,629

Other liability	-	44,316
Convertible debentures	1,000,000	4,000,000
Total liabilities	1,417,131	5,630,945

Shareholders’ Equity
Preferred stock, $.03 par value, 1,250,000 shares authorized, none issued and outstanding	-	-
Common stock, $.03 par value; 120,000,000 and 60,000,000 shares authorized, 59,291,154 and 26,210,290 issued in 2009 and 2008, respectively	1,778,735	786,307
Paid-in capital in excess of par	211,301,675	206,309,096
Accumulated deficit	(209,808,093)	(206,753,758)
Treasury stock, at cost, 2,838 shares	(426)	(426)
Total shareholders' equity	3,271,891	341,219

Total liabilities and shareholders' equity	$4,689,022	$5,972,164
The accompanying notes are an integral part of these consolidated financial statements.

PHARMOS CORPORATION
Consolidated Statements of Operations

	Year ended December 31,
	2009	2008	2007
Expenses
Research and development, gross	$4,422,600	$9,028,705	$11,457,566
Grants	-	-	(812,042)
Research and development, net of grants	4,422,600	9,028,705	10,645,524
In-process acquired research and development	180,000	-	-
General and administrative	1,536,470	1,965,243	6,698,601
Depreciation and amortization	8,314	106,236	235,134
Total operating expenses	6,147,384	11,100,184	17,579,259

Loss from operations	(6,147,384)	(11,100,184)	(17,579,259)

Other income (expense)

Debt conversion expense	(596,104)	-	-
Interest income	8,412	255,751	938,312
Interest expense	(225,335)	(490,537)	-
Change in value of warrants	-	-	11,435
Other income (expense)	(8,404)	41,438	47,905
Other (expense) income, net	(821,431)	(193,348)	997,652

Loss before income taxes	$(6,968,815)	$(11,293,532)	$(16,581,607)
Income tax benefit	(3,914,481)	(1,204,126)	(955,782)

Net loss	$(3,054,334)	$(10,089,406)	$(15,625,825)

Net loss per share
- basic and diluted	$(0.06)	$(0.39)	$(0.61)

Weighted average shares outstanding
- basic and diluted	47,445,014	25,934,973	25,591,660

The accompanying notes are an integral part of these consolidated financial statements.

Pharmos Corporation
Consolidated Statements of Changes in Shareholders’ Equity
For the Years ended December 31, 2009, 2008 and 2007

	Common Stock				Treasury Stock
	Shares	Amount	Paid-in Capital in Excess of Par	Accumulated Deficit	Shares	Amount	Total Stockholders’ Equity
December 31, 2006	25,565,784	$766,973	$204,700,030	$(181,038,527)	2,838	$(426)	$24,428,050

Stock and option issuance for employee compensation and amortization of retention award			1,182,440				1,182,440
Issuance of Retention Award Shares	37,975	1,139	(1,139)
Net Loss				(15,625,825)			(15,625,825)
December 31, 2007	25,603,759	768,112	205,881,331	(196,664,352)	2,838	(426)	9,984,665

Stock and option issuance for employee compensation	160,716	4,821	281,561				286,382
Issuance of Common Stock for Debenture Interest payment	445,815	13,374	146,204				159,578
Net Loss				(10,089,406)			(10,089,406)
December 31, 2008	26,210,290	786,307	206,309,096	(206,753,758)	2,838	(426)	341,219
Stock and option issuance for employee compensation			175,438				175,438
April 2009 financing net	18,000,000	540,000	1,239,777				1,779,777
Debenture converted to equity	10,909,091	327,275	3,268,829				3,596,104
Reversal of deferred financing fees			(78,382)				(78,382)
Vela Milestone	2,000,000	60,000	120,000				180,000
Restricted stock grant	1,200,000	36,000	(36,000)				-
Issuance of Common Stock for Debenture Interest payment	971,773	29,153	302,917				332,070
Net Loss				(3,054,335)			(3,054,335)
December 31, 2009	59,291,154	$1,778,735	$211,301,675	$(209,808,093)	2,838	$(426)	$3,271,891

The accompanying notes are an integral part of these consolidated financial statements.

Pharmos Corporation
Consolidated Statements of Cash Flows
	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net loss	$(3,054,334)	$(10,089,406)	$(15,625,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,314	106,236	235,134
Provision for severance pay	-	(358,706)	(961,918)
Change in the value of warrants	-	-	(11,435)
Amortization of deferred financing fees	32,432	-	-
Non cash debt conversion expense	596,104	-	-
Share-based compensation	175,438	286,382	1,182,441
Debenture interest paid in common stock	130,403	159,578	-
Milestone paid in common shares	180,000	-	-
Gain on disposition of fixed assets	-	(213,677)	(12,383)
Changes in operating assets and liabilities:
Research and development grants receivable	-	3,859	294,006
Prepaid expenses and other current assets	656,228	(454,713)	199,473
Other assets	-	(6,806)	(111,474)
Accounts payable	(810,249)	115,198	105,576
Accrued expenses	(265,585)	210,726	(484,846)
Accrued wages and other compensation	108,000	(718,995)	(196,577)
Other liabilities	(44,316)	(7,572)	(25,794)
Net cash used in operating activities	(2,287,565)	(10,967,896)	(15,413,622)

Cash flows from investing activities
Purchases of fixed assets	-	(1,730)	(176,592)
Proceeds from disposition of fixed assets	367,994	153,937	122,839
Purchase of short-term investments	-	-	(6,933,488)
Proceeds from sale of short-term investments	-	3,686,568	16,419,593
Severance pay funding	-	264,934	710,876
Decrease (increase) in restricted cash	38,998	112,728	(4,878)
Net cash provided by investing activities	406,992	4,216,437	10,138,350

Cash flows from financing activities
Proceeds from issuance of common stock and warrants net	1,779,777	-	-
Proceeds from issuance of convertible debentures	-	4,000,000	-
Net cash provided by financing activities	1,779,777	4,000,000	-

Net decrease in cash and cash equivalents	(100,796)	(2,751,459)	(5,275,272)

Cash and cash equivalents at beginning of year	4,730,282	7,481,741	12,757,013

Cash and cash equivalents at end of year	$4,629,486	$4,730,282	$7,481,741

Supplemental information:
Interest paid	-	$53,201	-
Supplemental disclosure of non-cash investing and financing activities:
Common shares issued for accrued interest as of December 2008	$201,667	-	-
Common stock issued for 2009 debenture interest	$130,403	-	-
Write off of deferred financing fees with conversion of debentures	$78,382	-	-
Conversion of debentures to common stock	$3,000,000	-	-

The accompanying notes are an integral part of these consolidated financial statements.

Pharmos Corporation
Notes to Consolidated Financial Statements

1.	The Company

Pharmos Corporation (the “Company” or “Pharmos”) is a bio-pharmaceutical company that is focused on the development and execution of a clinical trial for Dextofisopam for the treatment of Irritable Bowel Syndrome (IBS). Earlier work performed in the Pharmos Israel facilities covering the discovery and development of novel therapeutic drugs to treat a range of indications including pain, inflammatory, autoimmune and select CNS disorders is available for licensing or sale.

The Company has executive offices in Iselin, New Jersey. The Company’s operations in Israel were closed effective October 31, 2008.

2.	Liquidity and Business Risks

Except for 2001, the Company has experienced operating losses every year since inception in funding the research, development and clinical testing of our drug candidates. The Company had an accumulated deficit of $209.8 million as of December 31, 2009 and expects to continue to incur losses going forward. Such losses have resulted principally from costs incurred in research and development and from general and administrative expenses. Previously the Company had financed its operations with public and private offerings of securities, advances and other funding pursuant to an earlier marketing agreement with Bausch & Lomb, grants from the Office of the Chief Scientist of Israel, research contracts, the sale of a portion of its New Jersey net operating loss carryforwards (NOL’s), and interest income.  Although the Company received $3.9 million in December 2009 from the sale of their NOL’s and had approximately $4.6 million of cash and cash equivalents at December 31, 2009, the Company is largely dependent upon achieving a collaboration with a pharmaceutical partner or raising additional capital to either advance its lead compound, Dextofisopam, for the treatment of IBS or to advance other earlier stage intellectual property assets.   During the year, the Company engaged an investment advisor to assist with these strategies but has not been successful to date.  The Company has in the past pursued various funding and financing options; however management believes that future funding or financing options may be challenging because of the current environment.

Also, the Company does not currently have the finances and resources to complete full clinical trials for its lead compound, Dextofisopam. As a result it may decide to embark on smaller clinical trials for Dextofisopam or commence pre-clinical development on its other intellectual property assets which could further reduce the company’s current resources.

3.	Significant Accounting Policies

Basis of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Pharmos Ltd. and Vela Pharmaceuticals.  All significant intercompany balances and transactions are eliminated in consolidation.  The functional currency for Pharmos Ltd. is the US dollar.  Vela Acquisition Corp. is dormant and was used as the vehicle to acquire Vela Pharmaceuticals Inc. in October 2006.  The Israel operations, research and development activities ceased effective October 31, 2008 and the Company is voluntarily liquidating Pharmos Ltd.

Subsequent Events

In May 2009, the FASB established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The Company's adoption of these standards had no material impact on its financial position, results of operations and cash flows.

Pharmos Corporation
Notes to Consolidated Financial Statements

The Company has evaluated events and transactions that occurred between December 31, 2009 and March 3, 2010, which is the date the financial statements were issued, for possible disclosure and recognition in the financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. The most significant estimates and assumptions related to stock based compensation and estimates of commitments and contingencies, and the tax valuation allowance.  Actual results could differ from those estimates.

Net loss per common share

Basic and diluted net loss per common share was computed by dividing the net loss for the period by the weighted average number of shares of common stock issued and outstanding. In accordance with the requirements of FASB ASC Topic 260 covering earnings per share, potential shares of common stock have been excluded from the calculation of diluted net loss per common share, as their inclusion would be antidilutive.

The following table summarized the equivalent number of potential common shares assuming the related securities that were outstanding as of December 31, 2009 and 2008 had been converted.

	2009	2008
Stock options	3,647,155	2,737,106
Restricted stock	1,200,000	-
Convertible debenture	1,428,571	5,714,286
Warrants	18,000,000	-
Total potential dilutive securities not included in loss per share	24,275,726	8,451,392

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents primarily consist of US short term government obligations at December 31, 2009 and 2008.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents. The Company maintains its cash and cash equivalent balances with a high quality financial institution who invests the Company’s funds in Government short-term instruments. Consequently the Company believes that such funds are subject to minimal credit risk.

Pharmos Corporation
Notes to Consolidated Financial Statements

Revenue recognition

The Company’s policy with respect to license fees is to recognize revenue when all performance obligations are completed. The Company had no product sales revenue during 2009, 2008, or 2007 and does not expect product sale revenues for the next few years and may never have such sales if products currently under development fail to be commercialized.

Research and development costs

All research and development costs are expensed when incurred. The Company accounts for reimbursements of research and development costs as a reduction of research and development expenses as the underlying expenses are incurred.

Accounting for Advance Payments for Goods or Services to be Used in Future Research and Development Activities.

Effective January 1, 2008 the Company adopted the provisions of FASB ASC Topic 730 which requires companies involved in research and development activities to capitalize such non-refundable advance payments for goods and services pursuant to an executory contractual arrangement because the right to receive those services in the future represents a probable future economic benefit. Advance payments are capitalized until the goods have been delivered or the related services have been performed.   At December 31, 2009 and 2008 there was $0 and $519,000, respectively, in capitalized prepayments.

Restricted cash

The Company has a lease agreement for the premises it occupies in New Jersey. The lease agreement expired in December 2009. The lease agreement was secured by a letter of credit of $65,031 which was released in 2009 and included in our cash and cash equivalent balances in 2008.

A deposit of $38,998, relating to Pharmos Ltd., was included in restricted cash at December 31, 2008. During 2009 a settlement on this amount was resolved and at December 31, 2009 the balance was $0.

Fixed assets

Fixed assets are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. The Company uses the following estimated useful lives:

Laboratory, pilot plant and other equipment	7 years to 14 years
Leasehold improvements	5 years to 14 years
Office furniture and fixtures	3 years to 17 years
Computer equipment	3 years to 4 years
Vehicles	5 years to 7 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated lives of the related assets.  Maintenance and repairs are expensed as incurred.

At December 31, 2009 there were minimal fixed assets remaining in the financial statements.

Pharmos Corporation
Notes to Consolidated Financial Statements

Severance pay

The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for all of its Israeli employees is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.  At December 31, 2008, the Company no longer has any employees in Israel.  All Israel severance pay obligations have been settled as of December 31, 2008 with the corresponding reduction of the value of these policies and the related severance liability.

Severance expenses in Israel for the years ended December 31, 2009, 2008 and 2007 amounted to $0, $51,102 and $267,879, respectively, and have been included in the appropriate R&D and G&A expense categories.

Income taxes

The Company accounts for income taxes in accordance with the provisions of FASB ASC Topic 740. “Accounting for Income Taxes” (“ASC – Topic 740”).  Under the asset and liability method of Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Topic 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, the Company adopted, the Financial Accounting Standards Board interpretation in ASC Topic 740 which covers, Accounting for Uncertainty in Income Taxes This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Pharmos conducts business in the US and Israel and, as a result, files US, New Jersey and Israeli income tax returns. In the normal course of business the Company is subject to examination by taxing authorities. At present, there are no ongoing audits or unresolved disputes with the various tax authorities that the Company files with. Given the Company’s substantial net operating loss carryforwards (“NOLs”), which are subject to a full valuation allowance as well as the historical operating losses, the adoption of the standard on January 1, 2007 did not have any effect on our financial position, results of operations or cash flows.

Foreign exchange

The Company’s foreign operations are principally conducted in U.S. dollars. Any transactions or balances in currencies other than U.S. dollars are remeasured and any resultant gains and losses are included in other income (expense).  To date, such gains and losses have been insignificant.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, investments, other receivables, other assets, accounts payable and accrued liabilities approximate fair value due to their short term maturities.

Pharmos Corporation
Notes to Consolidated Financial Statements

Share based compensation

The Company has stock-based compensation plans under which employees and outside directors receive stock options and other equity-based awards. The plans provide for the granting of stock options, restricted stock awards, and other stock unit awards. The maximum number of shares of Common Stock available for issuance under the 2000 Plan, as amended, is 4,700,000 shares. At December 31, 2009, awards relating to 3,647,155 shares were outstanding. Pharmos stock options are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of the grant, generally have 10 year terms, and vest no later than four years from the date of grant.

Under the terms of the Pharmos Employee Stock Purchase Plan (ESPP), all full-time and part-time employees of the Company who have completed a minimum of 6 months of employment are eligible to participate. The price of the Common Stock is calculated at 85% of the lower of either the mean between the highest and lowest prices at which Pharmos common stock trades on the first business day of the month, or the mean between the highest and lowest trading prices on the day of exercise (the last day of the month). A participant can purchase shares not to exceed 10% of one’s annualized base pay; $25,000; or 5% or more of shares outstanding. The total number of shares reserved for issuance under the 2001 Plan is 100,000 shares.  During the years ended December 31, 2009 & 2008, no shares were purchased under the ESPP and 87,440 shares remain for issuance under the 2001 Plan.

As of December 31, 2009, the total compensation costs related to non-vested awards not yet recognized is $460,000 which will be recognized over the next three and one-half years.

Options issued to non-employees other than directors are accounted for under the fair value method in accordance with ASC Topic 718 “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” Under the fair value method, compensation cost is measured at the grant date of the option based on the value of the award using the Black-Scholes method. Compensation cost is periodically remeasured as the underlying options vest in accordance with ASC Topic 718 and is recognized over the service period.

Recently Issued Accounting Standards

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value ("ASU 2009-05"). ASU 2009-05 amends Accounting Standards Codification Topic 820, Fair Value Measurements. Specifically, ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: (1) a valuation technique that uses (a) the quoted price of the identical liability when traded as an asset or (b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or (2) a valuation technique that is consistent with the principles of Topic 820 of the Codification (e.g. an income approach or market approach). ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The adoption of this standard did not have an impact on the Company's financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements ("ASU 2009-13"). ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of Codification Subtopic 605-25 (previously included within EITF 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). The consensus to ASU 2009-13 provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management's estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. EITF 00-21 previously required that the fair value of the undelivered item be the price of the item either sold in a

Pharmos Corporation
Notes to Consolidated Financial Statements

separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. Under EITF 00-21, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and allows for retroactive application. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In May 2008, the FASB issued standards relating to "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" These are covered by ASC Topic 470 (formerly FSP APB 14-1"). Topic 470 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. The standard was effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company adopted the standard in the first quarter 2009. The adoption of this standard did not have an impact on the Company's financial position or results of operations.

4.	Convertible Debentures

On January 3, 2008, Pharmos Corporation completed a private placement of its 10% Convertible Debentures due November 2012. At the closing the Company issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

The purchasers consisted of certain existing investors in the Company, namely Venrock Associates (which is affiliated with Anthony B. Evnin), New Enterprise Associates (which is affiliated with Charles W. Newhall, III), Lloyd I. Miller, III and Robert F. Johnston.

The Debentures mature the earlier of November 1, 2012 or the sale of the Company. The Debentures, together with all accrued and unpaid interest thereon, may be repaid, without premium or penalty, commencing on November 1, 2011. Starting on November 1, 2009 (or earlier sale of the Company), any outstanding Debenture may be converted into common shares at the option of the holder. The conversion price is fixed equal to $0.70 per share. The Debentures bear interest at the rate of 10% per annum, payable semi-annually either in cash or common stock of the Company at the option of the Company, provided that an effective registration statement is in effect.

The closing price on the date of the first interest payment date was $0.34 which means that, under the payment terms of the Convertible Debentures, up to an additional 970,126 shares of common stock could be issued as interest over the remaining life of the Convertible Debentures that remain outstanding. Should the price be greater than $0.34 at the payment date, fewer shares would be issued.

The Company elected to pay the interest on its 10% Convertible Debentures due November 2012 incurred through the first interest payment date, July 15, 2008, in common stock and received waivers from three of the four holders of the convertible debentures to pay the interest in common stock notwithstanding the absence of a registration statement.  The interest conversion rate is defined as the greater of (i) the average of the five closing prices immediately prior to the applicable interest payment date, (ii) the closing price on the date of a second closing (which did not occur), and (iii) the closing price on the date of the first closing (which was $0.34).  The average of the five closing prices prior to July 15, 2008 was $0.358. The dollar amount of interest incurred from January 3, 2008 (the debenture inception) to July 14, 2008 to be paid in stock amounted to $159,602 which, converted at $0.358 per share, resulted in an aggregate of 445,815 shares issued to the debenture holders who agreed to receive interest in the form of common stock.  In addition, the Company made a cash interest payment of $53,201 to the fourth debenture holder.

Pharmos Corporation
Notes to Consolidated Financial Statements

A registration statement covering the resale of the shares underlying the debenture held by one of the four debenture holders, Lloyd I. Miller, III, was declared effective in December 2008.

In the first quarter of 2009, the Company elected to pay the interest on its 10% Convertible Debentures due November 2012 incurred through the second interest payment date, January 15, 2009, in common stock and received waivers from the three holders of the convertible debentures for whom there is no resale registration statement to pay the interest in common stock notwithstanding the absence of a registration statement.  The dollar amount of interest incurred from July 15, 2008 to January 15, 2009 for all four debenture holders to be paid in stock amounted to $201,667 which, converted at $0.34 per share, resulted in an aggregate of 588,236 shares issued to the debenture holders.

On April 21, 2009, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company) and Robert F. Johnston, the Company’s Executive Chairman of the Board of Directors, agreed to convert as of such date the Company’s 10% Convertible Debentures due November 1, 2012 held by them, comprising an aggregate of $3,000,000 in principal amount, at a conversion price of $0.275 per share.  Accrued but unpaid interest on their debentures, aggregating $80,403, was also converted on such date, at a conversion price of $0.34 per share.  An aggregate of 11,145,570 shares was issued upon conversion of the principal and accrued but unpaid interest on the debentures.

As described above, $3,000,000 of the convertible debentures were converted on April 21, 2009 resulting in an issuance of 10,909,091 shares of common stock. The original conversion price of $0.70 was reduced to $0.275. The remaining $1,000,000 debenture not converted retains the original $0.70 conversion price. Conversion of this debenture at $0.70 would result in the issuance of 1,428,571 shares of common stock. The conversion of the debentures at a reduced conversion price resulted in a non cash debt conversion expense of $596,104 which has been reflected in the financial statements.

In the third quarter of 2009, the Company elected to pay the interest on its 10% Convertible Debentures due November 2012 incurred through the third interest payment date, July 15, 2009, in common stock to the remaining debenture holder. The dollar amount of interest incurred from January 15, 2009 to July 15, 2009 to be paid in stock amounted to $50,000 which, converted at $0.34 per share, resulted in an aggregate of 147,059 shares issued to the debenture holder. In January 2010 the company paid in stock to the remaining debenture holder, interest of $50,000, which was converted at $0.34 per share resulting in an aggregate of 147,059 shares of common stock.

The Company incurred $217,083 in financing costs which were capitalized and are being amortized utilizing an effective interest rate of 7%.  $32,432 in costs have been amortized in the twelve months ended December 31, 2009.  These costs have been included in interest expense. Three quarters of the deferred financing costs of $78,382 were written off to equity on April 21, 2009 when the related debentures were converted. As of December 31, 2009, $13,534 of interest for the fourth debenture remains to be amortized over the life of the debenture.

5.	Acquisition of Vela Pharmaceuticals, Inc.

In March 2006, the Company announced an agreement to acquire Vela Pharmaceuticals, Inc. (“Vela”), which has a Phase II product candidate, Dextofisopam, in development to treat IBS. The Company has dedicated substantial resources to complete clinical development of this product candidate. The Vela acquisition also includes additional compounds in preclinical and/or clinical development for neuropathic pain, inflammation and sexual dysfunction. The final merger agreement, as amended, was announced on September 5, 2006 and approved by the Company’s shareholders on October 25, 2006.

Pharmos Corporation
Notes to Consolidated Financial Statements

Under the amended Merger Agreement, the Company issued 6.5 million shares of common stock and paid $6 million to Vela shareholders at closing. Pharmos also agreed to reimburse Vela for $679,000 of operating expenses from July 1, 2006 through closing. The amended Merger Agreement also includes additional performance-based milestone payments to the Vela stockholders related to the development of Dextofisopam, aggregating up to an additional $8 million in cash and the issuance of up to an additional 13,500,000 shares of Pharmos common stock. In the event that such shares or payments are issued or funded in future periods, a determination will then be made as to whether the values are to be written off as in - process research and development and charged to results of operations; such future charge could be material. None of the conditions requiring issuance of these contingent shares or funding these payments were met at December 31, 2008 except for a $1.0 million milestone payment made by Pharmos due upon the study’s commencement which was paid in 2008.

The remaining milestones are as follows:

•	$1 million cash + 2 million shares of Pharmos common stock: Final patient enrolled in Phase 2b trial (1)
•	$2 million cash + 2.25 million shares: Successful completion of Phase 2b (milestone not met)
•	$2 million + 2 million shares: NDA submission
•	$2 million cash +2.25 million shares: FDA approval
•	1 million shares: Approval to market in Europe or Japan
•	4 million shares: $100 million sales of Dextofisopam, when and if approved, in any 12-month period

(1) The milestone related the final patient was enrolled in the Dextofisopam Phase 2b trial was booked in the first quarter of 2009 as all probability criteria were met. The milestone had two components, a cash portion of $1,000,000 and a share portion of 2,000,000 shares valued at $180,000.  The total charge was $1,180,000. The shares were issued in November 2009 under the terms of the Amendment #3 to the agreement and plan of merger. The payment of the cash portion was deferred until such time as 1) the Company successfully entered into a strategic collaboration or licensing agreement with a third party for the development of Dextofisopam resulting in an upfront cash fee of at least $10 million, and 2) payment of the cash milestone would still leave the Company with one year’s operating cash. The Company recorded the milestone in the first quarter as it met the accounting requirements of ASC 450.

The results of the Phase 2b trial were announced in September 2009 and reported that while there was clearly drug activity, the trial did not achieve its primary endpoints. Cowen and Company were subsequently engaged to help the Company achieve a pharmaceutical partnership. Under the terms of the Vela acquisition agreement as amended, the 2 million shares were issued on November 2, 2009. The cash portion was also expensed in Q1 2009 but was reversed in Q4 2009 since it is not probable that the amended terms will be met in the foreseeable future, which includes receipt of at least $10 million cash upfront payment. Since the trial results were not successful, no other milestones have been achieved.

Pharmos Corporation
Notes to Consolidated Financial Statements

6.	Fixed Assets

Fixed assets consist of the following:

	December 31,
	2009	2008
Leasehold improvements	$158,023	$158,023
Office furniture and fixtures	87,229	87,229
Computer equipment	234,538	234,538
	479,790	479,790
Less - Accumulated depreciation	(478,411)	(470,098)
Fixed Assets, net	$1,379	$9,692

Depreciation of fixed assets was $8,314, $106,236 and $235,134 in 2009, 2008 and 2007, respectively.

7.	Grants for Research and Development

During 2009, 2008 and 2007, gross research and development costs amounted to $4,422,600, $9,028,705 and $11,457,566, respectively.

The Company had entered into agreements with the State of Israel, which provide for grants for research and development relating to certain projects.  Amounts received pursuant to these agreements have been reflected as a reduction of research and development expense.  Such reductions amounted to $0, $0 and $812,042 during 2009, 2008 and 2007, respectively. The agreements with agencies of the State of Israel place certain legal restrictions on the transfer of the technology and manufacture of resulting products outside Israel. The Company will be required to pay royalties, at rates ranging from 3% to 5%, to such agencies from the sale of products, if any, developed as a result of the research activities carried out with the grant funds up to the amount received and interest.

As of December 31, 2009, the total amounts received under such grants amounted to $17,897,830.  Aggregate future royalty payments related to sales of products developed, if any, as a result of these grants are limited to $16,408,890, exclusive of interest, based on grants received through December 31, 2009.

The Company closed its operations in Israel effective August 31, 2008 and has subsequently reconciled and repaid a grant in 2009 that was overpaid. All obligations of the Company have been settled except the requirement to pay royalties should any of the related technologies be licensed out and further developed. The Company did not receive any grants in 2008 or 2009 and with the closure of the Israel location, will not be eligible for further grants.

8.	Shareholders Equity Transactions

2009 Transactions

In the third quarter of 2009, the Company elected to pay the interest on its 10% Convertible Debentures due November 2012 incurred through the third interest payment date, July 15, 2009, in common stock to the remaining debenture holder. The dollar amount of interest incurred from January 15, 2009 to July 15, 2009 to be paid in stock amounted to $50,000 which, converted at $0.34 per share, resulted in an aggregate of 147,059 shares issued to the debenture holder.

Pharmos Corporation
Notes to Consolidated Financial Statements

On May 11, 2009, Robert Johnston, the Executive Chairman, was awarded 1,200,000 shares of restricted stock at an exercise price of $0.22 per share. 300,000 of such shares become vested and free from a risk of forfeiture on the first anniversary of the grant date, and the remaining 900,000 shares shall become vested and free from a risk of forfeiture in quarterly increments over a three-year period commencing on the first anniversary of the grant date. Over the four year period, a total of $264,000 will be recorded as compensation expense.

On April 21, 2009, the Company completed a private placement of common stock and warrants.  At the closing, the Company issued 18,000,000 shares of common stock and warrants exercisable for an additional 18,000,000 shares of common stock for an aggregate purchase price of $1,800,000. The exercise price of the warrants, which have a five-year term, is $0.12 per share.  The direct costs relating to this offering totaled $20,223.

On April 21, 2009, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company) and Robert F. Johnston, the Company’s Executive Chairman of the Board of Directors, agreed to convert as of such date the Company’s 10% Convertible Debentures due November 1, 2012 held by them, comprising an aggregate of $3,000,000 in principal amount, at a conversion price of $0.275 per share.  Accrued but unpaid interest on their debentures, aggregating $80,403, was also converted on such date, at a conversion price of $0.34 per share.  An aggregate of 11,145,570 shares was issued upon conversion of the principal and accrued but unpaid interest on the debentures.

The purchase price and debenture conversion price were based on an offer from a third party on similar financial terms based on certain conditions for a larger proposed transaction that were not met.

In the first quarter of 2009, the Company elected to pay the interest on its 10% Convertible Debentures due November 2012 incurred through the second interest payment date, January 15, 2009, in common stock and received waivers from the three holders of the convertible debentures for whom there is no resale registration statement to pay the interest in common stock notwithstanding the absence of a registration statement.  The dollar amount of interest incurred from July 15, 2008 to January 15, 2009 to be paid in stock amounted to $201,667 which, converted at $0.34 per share, resulted in an aggregate of 588,236 shares issued to the debenture holders.

For the year ended December 31, 2009, there were no options exercised under the Company’s Stock Option Plans.  For the year ended December 31, 2009, the Company incurred a non-cash charge of $175,438 for stock options to employees and directors.

As of December 31, 2009, the Company had reserved 3,647,155 common stock shares for outstanding stock options.  There were 18,000,000 outstanding warrants as of December 31, 2009.

2008 Transactions

During the first quarter of 2008, the Company incurred a non-cash charge of $56,250 for the award of 28,572 shares of common stock each to three departing board members in recognition for their service and 75,000 shares of common stock awarded to the President/CFO as part of his annual bonus. These shares were valued at their fair market value on the date of the awards.

Pharmos Corporation
Notes to Consolidated Financial Statements

In the third quarter of 2008, the Company elected to pay the interest on its 10% Convertible Debentures due November 2012 incurred through the first interest payment date, July 15, 2008, in common stock and received waivers from three of the four holders of the convertible debentures to pay the interest in common stock notwithstanding the absence of a registration statement. The dollar amount of interest incurred from January 3, 2008 (the debenture inception) to July 14, 2008 to be paid in stock amounted to $159,602 which, converted at $0.358 per share, resulted in an aggregate of 445,815 shares issued to the debenture holders who agreed to receive interest in the form of common stock. In addition, the Company made a cash interest payment of $53,201 to the fourth debenture holder.

9.	Warrants

Some of the warrants issued in connection with various equity financing and related transactions contain anti-dilution provisions requiring adjustment. The following table summarizes the common shares issuable upon exercise of warrants outstanding as adjusted for the events which have triggered anti-dilution provisions contained in the respective warrant agreements:

	Warrants	Weighted Average Exercise Price

Warrants Outstanding at 12/31/06	424,769	$7.02
Cancelled	(127,030)	$7.10
Warrants Outstanding at 12/31/07	297,739	$6.99
Cancelled	(297,739)	$7.10
Warrants Outstanding at 12/31/08	-	-
Issued	18,000,000	$0.12
Cancelled	-	$-
Warrants Outstanding at 12/31/09	18,000,000	$0.12

Warrants Exercisable at 12/31/09	18,000,000	$0.12

Warrants Exercisable at 12/31/08	-	-

Warrants Exercisable at 12/31/07	297,739	$6.99

10.	Stock Option Plans

The Company’s shareholders have approved incentive stock option plans for officers and employees.  The Company’s shareholders have approved nonqualified stock options for key employees, directors and certain non-employee consultants. Options granted are generally exercisable over a specified period, not less than one year from the date of grant, generally expire ten years from the date of grant and vest evenly over four years.

Pharmos Corporation
Notes to Consolidated Financial Statements

A summary of the various established stock options plans are as follows:

1997 Plan and 2000 Plan.  The 1997 Plan was and the 2000 Plan is administered by a committee appointed by the Board of Directors (the “Compensation Committee”).  The Compensation Committee will designate the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations.

The maximum number of shares of Common Stock available for issuance under the 1997 Plan was 300,000 shares, as amended, and under the 2000 Plan is 4,700,000 shares, as amended. Each plan is subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like.  Common Stock subject to options granted under the 1997 Plan and the 2000 Plan that expire or terminate will again be available for options to be issued under each Plan.

2009 Incentive Compensation Plan.  The 2009 Plan approved at the annual meeting of shareholders held on July 28, 2009 is administered by the Compensation Committee, which is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards and prescribe award agreements.  The total number of shares of common stock reserved and available for delivery under the 2009 Plan is 8,000,000 shares.  The foregoing limit shall be increased by the number of shares of common stock with respect to which awards previously granted under the 2009 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

All stock option grants during 2009 were made from the Pharmos Corporation 2000 Incentive and Non-Qualified Stock Option Plan.

The following table summarizes activity in stock options approved by the Company’s Board of Directors:

	Option	Weighted Average Exercise Price

Options Outstanding at 12/31/06	1,924,622	$5.62

Granted	870,000	$1.70
Cancelled	(374,236)	$7.06
Options Outstanding at 12/31/07	2,420,386	$3.99

Granted	854,000	$0.36
Cancelled	(537,280)	$2.76
Options Outstanding at 12/31/08	2,737,106	$3.10

Granted	1,050,000	$0.22
Cancelled	(139,951)	$2.63
Options Outstanding at 12/31/09	3,647,155	$2.29

Options exercisable at 12/31/09	2,441,814	$3.26

Options exercisable at 12/31/08	2,244,735	$3.63

Options exercisable at 12/31/07	1,606,763	$5.12

Pharmos Corporation
Notes to Consolidated Financial Statements

Additional information with respect to the outstanding stock options as of December 31, 2009 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.14 - $0.39	1,801,000	8.5 years	$0.27	647,693	$0.32
$1.46 - $2.01	526,000	5.0 years	$1.83	474,123	$1.83
$2.15 - $3.95	1,000,510	4.9 years	$2.41	1,000,353	$2.41
$5.10 - $8.75	65,127	3.1 years	$5.10	65,127	$5.10
$9.38 - $21.20	254,518	2.8 years	$16.26	254,518	$16.26
	3,647,155	6.5 years	$2.28	2,441,814	$3.26

Fair value of options:

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2009	2008	2007
Risk-free interest rate	1.60-2.46%	2.48-3.30%	4.20-4.75%
Expected lives (in years)	5.2	5.2	6.16
Dividend yield	0%	0%	0%
Expected volatility	97 -121%	80 -83%	79 -80%
Fair value	$0.17	$0.36	$1.28

Expected Volatility. The Company calculates the expected volatility of its stock options using historical volatility of weekly stock prices.

Expected Term. The expected term is based on historical observations of employee exercise patterns during the Company’s history.

Risk-Free Interest Rate. The interest rate used in valuing awards is based on the yield at the time of grant of a U.S. Treasury security with an equivalent remaining term.

Dividend Yield. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

Pre-Vesting Forfeitures. Estimates of pre-vesting option forfeitures are based on Company experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

During the years ended December 31, 2009, 2008 and 2007, employees and outside directors of the Company were granted stock options under the Pharmos 2000 Stock Option Plan in the amount of 1,050,000 or a fair value of $182,419,  854,000 or a fair value of $303,300, and 870,000 options, or a fair value of $1,117,347, respectively. The fair value of options that vested during the years ended December 31, 2009, 2008 and 2007, without considering forfeitures, was $132,766, $232,435and $1,018,539, respectively.

Pharmos Corporation
Notes to Consolidated Financial Statements

Total compensation cost related to non-vested awards is approximately $460K which will be recognized over a weighted average exercise period of three years.

11.	Income Taxes

For 2009, 2008 and 2007, the Company has not recorded a tax benefit on the operating losses generated by U.S and Israeli operations. After an assessment of all available evidence, including historical and forecasted operating results, management has concluded that realization of the Company’s net operating loss carryforwards (“NOLs”), which includes Vela’s historical NOLs and research tax credits generated through the acquisition date,  and other deferred tax assets could not be considered more likely than not. Based on this assessment, the Company has increased (decreased) the valuation allowance established on deferred tax assets by approximately ($7,967,000), $4,197,000 and $3,177,000 in 2009, 2008 and 2007, respectively.  The decrease in the valuation allowance for the year ended December 31, 2009 relates to reduced deferred tax assets available to the Company due to the expiration of Federal NOLs and tax credits, the liquidation of the Israeli operation (and the resulting loss of those NOLs), the sale of NJ NOLs (discussed in the following paragraph), and a remeasurement in the amount of future compensation deductions on expired/cancelled options and stock awards. A substantial portion of the 2008 and 2007 increases relates to the valuation allowances established on current years’ NOLs.

In 2009, 2008, and 2007, the Company sold $49,707,690, $15,290,510 and $12,136,911, respectively, of its State Net Operating Loss carryforwards under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. The proceeds from the sale in 2009, 2008, and 2007, net of commissions, were $3,914,481, $1,204,126 and $955,782, respectively, and such amounts were recorded as a tax benefit in the accompanying statements of operations. The State renews the Program annually and currently limits the aggregate proceeds to $60,000,000. We cannot be certain if we will be able to sell any of our remaining or future New Jersey loss carryforwards or tax credits under the Program.

For 2009, 2008 and 2007, the Company’s recorded tax benefit differs from the benefit calculated by applying the statutory U.S. Federal income tax rate due to the valuation allowances established on deferred tax assets in those periods and non-deductible charges offset by the aforementioned tax benefits from the sale of New Jersey NOLs.

At December 31, 2009 and 2008, the Company’s deferred tax assets are comprised of the following:

	2009	2008
Domestic NOLs	$73,004,000	$79,876,000
Israeli NOLs	-	827,000
Research and Development Credit Carryforwards	7,380,000	6,990,000
Accrued expenses, compensation and other	664,000	1,322,000
Net Deferred Tax Assets	81,048,000	89,015,000
Valuation allowance	(81,048,000)	(89,015,000)
	$-	$-

Pharmos Corporation
Notes to Consolidated Financial Statements

At December 31, 2009 the Company had net operating losses of approximately $206 million and $52 million for U.S and New Jersey tax return purposes, respectively. Of these amounts, approximately $60 million and $42 million, respectively, relate to Vela’s results of operations prior to the acquisition. Management believes that Vela’s State of New Jersey NOL will not qualify to be available for sale under the Program.  Net operating losses for Israel tax return purposes approximated $ 0 and $3 million at December 31, 2009 and 2008, respectively, as the Company is currently in the final stages of a voluntary liquidation of its operations in Israel. As a result of previous business combinations and changes in its ownership, there is a substantial amount of U.S. NOLs that may be subject to annual limitations on utilization. The remaining U.S. NOLs begin to expire in 2010 and continue to expire through 2029.

The Vela acquisition has been regarded as tax free reorganization, although no assurances can be given to this treatment, within the meaning of Section 368(a) of the Internal Revenue Code.

At December 31, 2009 the Company had 2008, 2007 and 2006 tax returns that remain open and are subject to audit.

12.	Commitments and Contingencies

Leases

The Company leases research and office facilities in Israel and New Jersey.  The facilities in Israel were used in the operation of the Company’s research and development activities.

All of the leases described above call for base rentals, payment of certain building maintenance costs (where applicable) and future increases based on the consumer price indices.

At December 31, 2009, the future gross minimum lease commitments with respect to non-cancelable operating leases (including office and equipment leases) with initial terms in excess of one year are as follows:

Lease Commitments
2010	$45,945
2011	-
2012	-
2013	-
2014	-
$45,945

Rent expense during 2009, 2008 and 2007 amounted to $182,314, $252,469 and $447,316, respectively. In 2009, 2008 and 2007, rent expense is net of sublease income of $37,466, $140,347 and $100,713, respectively. A sublease agreement expired on March 31, 2007 and was at an annual rate of $97,630.  A second sublease entered into March 2006 is for $37,466 annually and expired on December 2009.

Consulting contracts and employment agreements

In the normal course of business, the Company enters into annual employment and consulting contracts with various employees and consultants.

Pharmos Corporation
Notes to Consolidated Financial Statements

13.	Fair Value Measurements

The Company has estimated the fair value of the $1,000,000 outstanding convertible debenture due November 1, 2012 to be approximately $400,000 at December 31, 2009.  In determining the fair value the Company used level 3 inputs (unobservable) rate of 35%. Management used a discount rate they believe was most relevant given the business risks described in Note 2 of the financial statements and because they have been unable to raise third party financing during the past several years.

14.	Employee Benefit Plans

The Company has a 401-K defined contribution profit-sharing plan covering its’ U.S. employees.  Contributions to the plan are based on employer contributions as determined by the Company and allowable discretionary contributions, as determined by the Company’s Board of Directors, subject to certain limitations. Contributions by the Company to this plan amounted to $16,251, $19,075 and $39,204 in 2009, 2008 and 2007, respectively.

15.	Segment and Geographic Information

The Company is active in one business segment: designing, developing, selling and marketing pharmaceutical products. The Company maintained development operations in the United States and Israel with the Israel locations activities terminated effective October 31, 2008.  Certain assets and liabilities were maintained at the Israel location at December 31, 2008.

Geographic information for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Net loss
United States	$(2,913,759)	$(10,286,538)	$(15,553,864)
Israel	(140,575)	197,132	(71,961)
	$(3,054,334)	$(10,089,406)	$(15,625,825)
Total assets
United States	$4,669,681	$5,417,338	$10,827,747
Israel	19,341	554,826	1,547,212
	$4,689,022	$5,972,164	$12,374,959
Long lived assets, net
United States	$1,379	$9,692	$18,280
Israel	-	-	406,178
	$1,379	$9,692	$424,458
Capital expenditures, net
United States	$-	$1,730	$9,100
Israel	-	-	167,492
	$-	$1,730	$176,592

Pharmos Corporation
Notes to Consolidated Financial Statements

16.	Quarterly Information (Unaudited)

Year ended
December 31, 2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating Expenses2	$3,531,295	$1,631,580	$1,391,610	$(407,101)
Gain or (loss) from Operations	(3,531,295)	(1,631,580)	(1,391,610)	407,101
Other income (loss)	(147,157)	(618,920)	(25,697)	(29,657)
Net gain or (loss)1	$(3,678,452)	$(2,250,500)	$(1,417,307)	$4,291,925
Net gain or (loss) per share - basic and diluted*	$(.14)	$(.05)	$(.02)	$.07

Year ended
December 31, 2008	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating Expenses	$3,609,710	$2,613,967	$2,760,493	$2,116,014
Loss from Operations	(3,609,710)	(2,613,967)	(2,760,493)	(2,116,014)
Other income (loss)	14,827	(53,591)	(83,859)	(70,725)
Net loss1	$(3,594,883)	$(2,667,558)	$(2,844,352)	$(982,613)
Net loss per share - basic and diluted*	$(.14)	$(.10)	$(.11)	$(.04)

*The addition of earnings (loss) per share by quarter may not equal total earnings (loss) per share for the year.

1.	Includes the sale of the NJ Net Operating Losses in the fourth quarters of 2009 and 2008 of $3,914,481 and $1,204,126, respectively.
2.
As further described in Note 5, the Company recorded a charge for $1,000,000 relating to a Vela milestone in the first quarter of 2009. A reassessment of this milestone in the fourth quarter determined that the milestone no longer met the probability criteria to be recorded and the charge was reversed in the fourth quarter 2009. There was no impact on the full year.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 3, 2010
PROSPECTUS
PHARMOS CORPORATION

2,692,815 shares of Common Stock

On January 3, 2008, we completed a closing of a private placement of our 10% Convertible Debentures due November 2012. At the closing, we issued an aggregate of $4,000,000 in principal amount of the Debentures at par, including $1,000,000 in principal amount to the selling security holder identified in this prospectus, and received gross proceeds in the same amount. The 2,692,815 shares being offered in this prospectus by the selling security holder represent the maximum number of shares of common stock that may be issued by us pursuant to conversion(s) of, and payment(s) of interest in the form of shares of common stock on, his Debenture.

The Debentures mature upon the earlier of November 1, 2012 or a sale of our company. The Debentures, together with all accrued and unpaid interest thereon, may be repaid, without premium or penalty, commencing on November 1, 2011. Starting on November 1, 2009 (or earlier sale of our company), any outstanding Debenture may be converted, in whole or in part, into shares of our common stock at the option of the holder. The conversion price is fixed equal to $0.70 per share. The Debentures bear interest at the rate of 10% per annum, payable semi-annually either in cash or shares of our common stock at our option, so long as there is an effective registration statement covering the resale of such shares. The interest conversion rate per share would be the greater of (A) the average of the five closing prices immediately prior to the applicable interest payment date and (B) $0.34, which was the closing price on the date of sale of the Debentures.

The selling security holder identified in this prospectus may, from time to time, use this prospectus to resell shares of common stock acquired upon conversion(s) of, and/or via payment(s) of interest in the form of shares of common stock on, the Debenture he holds. We will not sell any securities under this prospectus and will not receive any of the proceeds from any securities sold under this prospectus.

Our common stock is traded on the Pink Sheets under the symbol “PARS.PK”.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2010

THE OFFERING

Securities Offered	Up to 2,692,815 shares of our common stock offered by the selling security holder

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling security holder.

SELLING SECURITY HOLDER

Lloyd I. Miller, III, and Pharmos Corporation

After publicly announcing in March 2006 our intended acquisition of Vela Pharmaceuticals, we prepared preliminary proxy materials for an annual meeting of shareholders that included the merger proposal and filed such materials with the Securities and Exchange Commission on May 3, 2006.

In April 2006, Lloyd I. Miller, III, the then-beneficial owner of approximately 10.3% of our outstanding shares of common stock, filed a Schedule 13D with the Commission, which he amended in June 2006, indicating his intention to vote against approval of the merger.

A group led by Mr. Miller then filed a preliminary proxy statement on May 25, 2006, amended on June 22, 2006, indicating the group’s intention to seek proxies from shareholders to oppose the merger. Mr. Miller and his group opposed the Vela acquisition as well as the election of the Pharmos Board’s slate of directors, proposing an alternative slate, including Mr. Miller himself, as candidates for director.

After extensive discussions and negotiations among our company, Vela and Mr. Miller, the parties reached agreement on restructuring the terms of the merger. On August 31, 2006, we signed an amendment to the merger agreement with Vela and a settlement agreement with Mr. Miller relating to the proxy contest. Mr. Miller agreed to support the Vela transaction as restructured and to vote his shares in favor of the merger and in support of the Pharmos Board’s slate of directors. We also agreed with Mr. Miller that upon completion of the Vela acquisition, he or his designee would be appointed to our Board of Directors and that we would reimburse Mr. Miller for legal and related expenses incurred by him in connection with the proxy contest in the amount of $680,000.

Mr. Miller served on our Board from October 2006 until his resignation on August 5, 2008. Other than his Debenture and shares of common stock, Mr. Miller does not own any other securities of our company. All of the options that were granted to him during his service as director have expired. Prior to the sale of his Debenture, there were no securities transactions between our company and Mr. Miller, his affiliates or any person with whom he had a contractual relationship regarding the transaction.

Sale of Convertible Debentures

On January 3, 2008, we completed a closing of a private placement of our 10% Convertible Debentures due November 2012. At the closing, we issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount. The purchasers consisted of certain existing investors in the Company, namely Venrock Associates (affiliated with Anthony B. Evnin, one of our Directors), New Enterprise Associates (affiliated with Charles W. Newhall, III, one of our Directors), Robert Johnston (our Executive Chairman), and Lloyd I. Miller, III (one of our Directors at the time of the closing). Mr. Miller, who resigned from our Board of Directors on August 5, 2008, purchased a Debenture in principal amount of $1,000,000 at the closing and is the selling security holder in this prospectus. Immediately prior to the Debentures transaction, there were 16,859,427 shares of our common stock outstanding that were held by persons other than the selling security holder, his affiliates and affiliates of our company. The 2,692,815 shares being offered in this prospectus by the selling security holder represent the maximum number of shares of common stock that may be issued by us pursuant to conversion(s) of, and payment(s) of interest in the form of shares of common stock on, his Debenture. The total dollar value of the securities being registered is $915,557, calculated using the market price on the date of the closing of $0.34 per share.

The Debentures mature upon the earlier of November 1, 2012 or a sale of our company. The Debentures, together with all accrued and unpaid interest thereon, may be repaid, without premium or penalty, commencing on November 1, 2011. Starting on November 1, 2009 (or earlier sale of our company), any outstanding Debenture may be converted, in whole or in part, into shares of our common stock at the option of the holder. The conversion price is fixed equal to $0.70 per share. There is no conversion discount for the shares underlying the debenture (the market price on the date of the closing was $0.34 per share). There are no provisions in the debenture that could result in a change in the conversion price per share (other than proportional changes in the event of stock dividends or splits). The Debentures bear interest at the rate of 10% per annum, payable semi-annually either in cash or shares of our common stock at our option, so long as there is an effective registration statement covering the resale of such shares. The interest conversion rate per share would be the greater of (A) the average of the five closing prices immediately prior to the applicable interest payment date and (B) $0.34, which was the closing price on the date of sale of the Debentures. We received gross proceeds of $1,000,000 from the sale of Mr. Miller’s debenture. The only possible payment to Mr. Miller during the first year following the sale of his debenture was the $53,201 interest payment made in July 2008. Should his Debenture remain outstanding until its maturity date, we would be required to pay $429,843 in additional interest. Subtracting all possible interest payments from the gross proceeds would result in net proceeds to us of $516,956 from the sale of Mr. Miller’s Debenture; the total of all possible interest payments would represent 93.4% of such net proceeds, or 18.7% per year averaged over the life of the Debenture.

At the time of the closing, we entered into a Registration Rights agreement with the purchasers of the Debentures (including the selling security holder), pursuant to which we were obligated to register for resale the shares of common stock issuable upon conversion(s) of the Debentures and issuable as payment(s) of interest on the Debentures. The Registration Rights agreement was subsequently amended in August 2008 to provide that our registration obligation thereunder is indefinitely suspended until such time as the purchasers then holding more than 50% of such shares of common stock not yet sold consent to the reinstatement of their registration rights. We are not under any contractual obligation to register for resale the shares being offered by the selling security holder in this prospectus.

The selling security holder identified below may, from time to time, use this prospectus to resell shares of common stock acquired upon conversion of, and/or via payment(s) of interest in the form of shares of common stock on, the Debenture he holds. We will not sell any securities under this prospectus and will not receive any of the proceeds from any securities sold under this prospectus.

The term “selling security holder” includes (i) each person and entity that is identified in the table below (as such table may be supplemented or amended from time to time by means of a supplement or amendment to this prospectus), and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

The table below identifies the selling security holder and indicates the number of shares of our common stock beneficially owned by him and being offered hereby.

The selling security holder identified below is not a registered broker-dealer. Other than serving on our Board of Directors between October 2006 and August 2008 and the proxy contest settlement described above, the selling security holder has not had any position, office or other material relationship with us during the past three years.

Name of Selling Security Holder	Shares Owned Prior to This Offering	Shares Offered Hereby	Shares Owned After This Offering
Lloyd I. Miller, III	2,692,815	2,692,815	0

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates. The Registrant will bear all expenses shown below.

SEC registration fee	$4,013
Accounting fees and expenses	9,000
Legal fees and expenses	18,000
Other	1,000

Total	$32,013

Item 14.	Indemnification of Directors and Officers.

Article 12 of the Registrant’s Restated Articles of Incorporation directs the Registrant to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person.

Item 15.	Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by the Registrant within the past three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

1.  On April 21, 2009, Pharmos Corporation completed a private placement of common stock and warrants.  At the closing, the Company issued 18,000,000 shares of common stock and warrants exercisable for an additional 18,000,000 shares of common stock for an aggregate purchase price of $1,800,000.  The exercise price of the warrants, which have a five-year term, is $0.12 per share.  The purchase price was based on an offer from a third party on similar financial terms based on certain conditions for a larger proposed transaction that were not met.

Two of the purchasers were existing investors in the Company, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company) and New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company).  The third investor was Demeter Trust (affiliated with Robert F. Johnston, the Company’s Executive Chairman of the Board of Directors).  With respect to the private placement of the securities sold, the Company relied on the exemption from registration under the Securities Act of 1933, as amended (the “Act”) provided by Rule 506 under the Act, given the number of, and nature of, the investors.

2.  On April 21, 2009, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company) and Robert F. Johnston, the Company’s Executive Chairman of the Board of Directors, agreed to convert as of such date the Company’s 10% Convertible Debentures due November 1, 2012 held by them, comprising an aggregate of $3,000,000 in principal amount, at a conversion price of $0.275 per share.  Accrued but unpaid interest on their debentures, aggregating $80,403, was also converted on such date, at a conversion price of $0.34 per share.  An aggregate of 11,145,570 shares was issued upon conversion of the principal and accrued but unpaid interest on the debentures.

3.  On January 3, 2008, Pharmos Corporation completed an initial closing of a private placement of its 10% Convertible Debentures due November 2012. At the initial closing the Company issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

The purchasers consisted of certain existing or former directors and/or investors in the Company, namely Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company), Lloyd I. Miller, III (a former Director of the Company) and Robert F. Johnston (the Company’s Executive Chairman of the Board of Directors). With respect to the private placement of the securities sold at the initial closing, the Company relied on the exemption from registration under the Securities Act of 1933, as amended (the “Act”) provided by Rule 506 under the Act, given the number of, and nature of, the investors.

Interest on the Debentures in the form of common stock was paid to the purchasers by the Company on July 15, 2008 (an aggregate of 445,815 shares), January 15, 2009 (an aggregate of 588,236 shares), July 15, 2009 (147,059 shares) and January 15, 2010 (147,059 shares).

Item 16.               Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description

4(a)
Registration Rights Agreement, dated as of October 25, 2006, by and among Pharmos Corporation and the Representatives named therein (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2006)

4(b)
Securities Purchase Agreement dated as of January 3, 2008 by and among Pharmos Corporation and the Purchasers named therein (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed January 4, 2008)

4(c)	Pharmos Corporation 10% Convertible Debenture due November 1, 2012 (incorporated by reference to exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed January 4, 2008)
4(d)
 Registration Rights Agreement, dated as of January 3, 2008, by and among Pharmos Corporation and the Purchasers named therein (incorporated by reference to exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed January 4, 2008)

4(e)	Amendment No.1 to Registration Rights Agreement, dated as of April 25, 2008 (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed May 1, 2008)
4(f)
Amendment No.2 to Registration Rights Agreement, dated as of August 5, 2008 (incorporated by reference to exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008)

5(a)	Opinion of Eilenberg & Krause LLP (previously filed)

10(a)
Settlement Agreement between Pharmos Corporation and Lloyd I. Miller, III, dated August 31, 2006 (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 5, 2006)

23(a)	Consent of Friedman LLP, an independent registered public accounting firm.

23(b)	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

23(c)	Consent of Eilenberg & Krause LLP (included as part of Exhibit 5(a) hereto).

24	Powers of Attorney (included in Part II of the original Registration Statement under the caption “Signatures”).

Item 17.	Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

4. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a supplement to the prospectus included in this Registration Statement which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 on Form S-1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey on March 3, 2010.

PHARMOS CORPORATION

By:	/S/ S. COLIN NEILL
Name: S. Colin Neill
Title: President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ ROBERT F. JOHNSTON	Executive Chairman	March 3, 2010
Robert F. Johnston	(Principal Executive Officer)

/s/ S. COLIN NEILL	President and Chief Financial Officer	March 3, 2010
S. Colin Neill	(Principal Financial and Accounting Officer)

Director
Srinivas Akkaraju

*	Director	March 3, 2010
Anthony B. Evnin

*	Director	March 3, 2010
Charles W. Newhall, III

  *  By: /s/ S. COLIN NEILL
                            S. Colin Neill
                           Attorney-in-fact

S-1